Exhibit 10.37

Execution Version

ABL CREDIT AGREEMENT

dated as of

November 7, 2023,

among

TPB SPECIALTY FINANCE LLC,
as the Borrower,

THE LENDERS AND L/C ISSUERS PARTY HERETO

and

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

and

FIRST-CITIZENS BANK & TRUST COMPANY,
as Additional Collateral Agent

BARCLAYS BANK PLC,
and
FIRST-CITIZENS BANK & TRUST COMPANY,
as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

-iii-

EXHIBITS:

A	Form of Security Agreement
B	Form of Compliance Certificate
C	Form of Assignment and Assumption
D	Form of Interest Election Request
E	Form of Revolving Credit Note
F-1 – F-4	Forms of US Tax Compliance Certificates
G	Form of Borrowing Request
H	Form of Solvency Certificate
I	Form of Borrowing Base Certificate
J	Form of L/C Credit Extension Request
K	Customs Broker Agreement

-iv-

ABL CREDIT AGREEMENT

ABL CREDIT AGREEMENT, dated as of November 7, 2023 (this “Agreement”), among TPB Specialty Finance LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement as Lenders, the L/C Issuers from time to time parties to this Agreement and Barclays Bank Plc, as administrative agent (together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and First-Citizens Bank & Trust Company as additional collateral agent (together with its successors and permitted assigns in such capacity, the “Additional Collateral Agent,” and together with the Administrative Agent and the Collateral Agent, the “Agents”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower is a newly formed special purpose vehicle that is a wholly-owned indirect subsidiary of Turning Point Brands, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Borrower has been formed to purchase all inventory used in the Company’s business, including, on the Closing Date, all inventory currently owned by the Company or its Subsidiaries;

WHEREAS, in connection with the formation of the Borrower, the Borrower and the Operating Companies (as hereinafter defined) will enter into that certain Inventory Services Agreement, dated as of November 7, 2023 (the “Inventory Services Agreement”), pursuant to which, among other things, the Operating Companies will provide certain services related to inventory management and manufacturing services;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of an asset-based credit facility established hereunder with commitments of $75,000,000; and

WHEREAS, the Lenders are willing to make available to the Borrower Revolving Credit Loans, LILO Loans and issue Letters of Credit upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION I DEFINITIONS

Section 1.1         Defined Terms

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Account(s)”: means “accounts” as defined in the Uniform Commercial Code and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of or (b) for services rendered or to be rendered. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit, except to the extent they evidence or arise from an Account or constitute proceeds of an Account.

“Account Debtor”: means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Additional Collateral Agent”: as defined in the preamble hereto.

“Additional Lender”: at any time, any bank, other financial institution or institutional investor that, in any case, is an Eligible Assignee and is not an existing Lender and that agrees to provide any portion of any Incremental Loan in accordance with Section 2.24; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate or branch of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent and any L/C Issuer (each such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 9.4(b)(i)(B) for an assignment of Loans to such Additional Lender.

“Adjustment Date”: as defined in clause (c) of the definition of “Applicable Margin”

“Administrative Agent”: as defined in the preamble hereto and as further defined in Section 8.9(a).

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Advance”: as defined in Section 2.1(c).

“Agent Advance Period”: as defined in Section 2.1(c).

“Agent Deposit Account”: as defined in Section 2.21(c).

“Agent Indemnitee”: as defined in Section 8.7.

“Agent-Related Persons”: the Agents, together with their respective Related Parties.

“Agents”; as defined in the preamble hereto.

“Aggregate Exposure”: with respect to any Lender, as of any date of determination, the aggregate principal amount of all Revolving Credit Loans of such Lender as of such date.

“Aggregate Exposure Percentage”: with respect to any Lender as of any date of determination, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure (including its share of unfunded Agent Advances) as of such date to the Aggregate Exposure of all Lenders as of such date.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: the United States Foreign Corrupt Practices Act of 1977; the UK Bribery Act 2010; and all laws, rules, and regulations of any jurisdiction applicable to the Company or its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws”: the U.S. Bank Secrecy Act, as amended by the PATRIOT Act; and all laws, rules or regulations of any jurisdiction applicable to the Company or its Restricted Subsidiaries from time to time concerning or relating to money laundering or terrorism financing.

“Applicable Accounting Principles”: for any period, the accounting principles applied as provided in Section 1.4.

“Applicable Lender Percentage”: with respect to any (a) Revolving Lender, the percentage of the Total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment, (b) LILO Lender, the percentage of the LILO Commitments represented by such LILO Lender’s LILO Commitment and (c) Lender, the percentage of the Total Credit Commitments represented by such Lender’s Total Revolving Credit Commitment and/or LILO Commitment, as applicable. If the Revolving Credit Commitments and/or LILO Commitments have terminated or expired, the Applicable Lender Percentages shall be determined based upon the Revolving Credit Commitments and/or LILO Commitments most recently in effect, giving effect to any assignments. The Applicable Lender Percentage shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.19(c) to disregard the Revolving Credit Commitments and LILO Commitments of Defaulting Lenders.

“Applicable Margin”:

(a) from and after the Closing Date until the last day of the first full Fiscal Quarter ended after the Closing Date, (i) 1.25% per annum, in the case of Revolving Credit Loans that are Base Rate Loans, and (ii) 2.25% per annum, in the case of Revolving Credit Loans that are SOFR Loans,

(b)(i) 2.25% per annum, in the case of LILO Loans that are Base Rate Loans, and (ii) 3.25% per annum, in the case of LILO Loans that are SOFR Loans,

(c) on the first day of each Fiscal Quarter thereafter (each, an “Adjustment Date”), the Applicable Margins for such Type of Revolving Credit Loans shall be determined from the pricing grid below based upon the Historical Excess Availability for the most recent Fiscal Quarter ended immediately prior to the relevant Adjustment Date, as calculated by the Administrative Agent.

Level	Historical Excess Availability as a percentage of the Line Cap	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to 66.66%	1.75%	0.75%
II	Less than 66.66%, but greater than or equal to 33.33%	2.00%	1.00%
III	Less than 33.33%	2.25%	1.25%

Notwithstanding anything to the contrary contained above in this definition, from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Applicable Margins specified for such Extended Revolving Credit Commitments shall be those specified in the applicable definitive documentation thereof.

“Applicable SOFR Adjustment”: for any calculation with respect to a Term Benchmark Loan or a Daily Simple SOFR Loan, 0.10% per annum.

“Approved Bank”: as defined in clause (c) of the definition of “Cash and Cash Equivalents”.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in revolving loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided that in no event shall a Disqualified Lender be an Approved Fund.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness”: on any date, in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit”: as defined in Section 2.4(b)(iii).

“Availability Period”: (a) with respect to the Revolving Credit Facility, the period after and including the Availability Start Date to but excluding the earlier of (i) the Maturity Date and (ii) the date of termination of the Revolving Credit Commitments, and (b) with respect to Extended Revolving Credit Commitments, the period from and including the effective date of the Extension Amendment applicable to such Extended Revolving Credit Commitments to but excluding the earlier of (i) the final maturity date thereof as specified in the applicable Extension Offer accepted by the respective Lender or Lenders and (ii) the date of termination of such Extended Revolving Credit Commitments.

“Availability Start Date”: February 6, 2024.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y)otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.19(d).

“Average Facility Balance”: for any period for any Facility, the amount obtained by dividing the sum of the Aggregate Exposure for all Lenders under such Facility at the end of each day for the period in question by the number of days in such period.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations”: obligations of the Borrower to any Qualified Counterparty in respect of or in connection with Bank Product Services to.

“Bank Product Services”: (a) any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, cash management and similar services, any automated clearing house transfer of funds, (b) commercial credit card and merchant card services and (c) Hedging Agreements.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101, et seq.), as amended, modified or supplement from time to time.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays”: Barclays Bank PLC.

“Base Rate”: for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate (which, if negative, shall be deemed to be 0%) on such day plus 1/2 of 1%, (b) the Prime Rate on such day and (c) Term SOFR published on such day (or if such day is not a business day the next previous business day) for an Interest Period of one month (taking into account any “floor” under the definition of “Term SOFR”) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.

“Base Rate Borrowing”: as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan”: a Loan that bears interest based on the Base Rate.

 “Base Rate Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Benchmark”: initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19.

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)         with respect to Term SOFR Loans, Daily Simple SOFR; or

(b)        the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and(ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, non- compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate”: as defined in Section 9.19(b).

“Board of Directors”: with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such person or, if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the Board of Directors of the general partner of such Person, (d) in any other case, the functional equivalent of the foregoing and (e) in the case of any Person organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 9.1(d).

“Borrowing”: (a) Revolving Credit Loans or LILO Loans, as the case may be, of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) Agent Advances.

“Borrowing Base”: at any time, an amount equal to:

(a)        the lesser of (1) 85% of the lower of (A) the market value (on a first in first out basis) of the sum of Eligible Inventory, plus Eligible In-Transit Inventory of the Borrower and (B) 85% of the Cost of the sum of Eligible Inventory, plus Eligible In-Transit Inventory of the Borrower and (2) 85% of the NOLV Percentage of the lower of 1(A) or (B); plus

(b)        85% of the face value of all Eligible Accounts of the Borrower minus

(c)        the amount of all Eligible Reserves in effect as of such date of determination, as the same may at any time and from time to time be established in accordance with the definition thereof.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.1(c) and Reserves established pursuant to the definition thereof. Notwithstanding anything to the foregoing, work-in-progress Inventory constituting Eligible Inventory shall not be included in the Borrowing Base and only be included in the LILO Borrowing Base.

“Borrowing Base Certificate”: as defined in Section 5.1(c).

“Borrowing Request”: a request by the Borrower for a Borrowing substantially in the form of Exhibit G or any other form acceptable to the Administrative Agent and the Borrower.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures”: for any period, the aggregate amount of all expenditures of the Company and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included as additions to property, plant and equipment in the consolidated statement of cash flows of the Company and its Restricted Subsidiaries. Notwithstanding the foregoing, Capital Expenditures shall not include:

(a)        expenditures made with tenant allowances received by the Company or any of its Restricted Subsidiaries from landlords in the ordinary course of business and subsequently capitalized;

(b)        expenditures financed with the proceeds of an issuance of Capital Stock of the Company or any direct or indirect parent thereof, or a capital contribution to the Company;

(c)        expenditures that are accounted for as capital expenditures by the Company or any of its Restricted Subsidiaries and that actually are paid for by a Person other than the Company or any of its Restricted Subsidiaries to the extent neither the Company nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period);

(d)       any expenditures which are contractually required to be, and are, advanced or reimbursed to the Company or any of its Restricted Subsidiaries in cash by a third party (including landlords) during such period of calculation;

(e)        the book value of any asset owned by the Company or any of its Restricted Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (ii) such book value shall have been included in capital expenditures when such asset was originally acquired;

(f)         that portion of interest on Indebtedness incurred for capital expenditures which is paid in cash and capitalized in accordance with GAAP;

(g)       expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed with (x) insurance or settlement proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;

(h)        in the event that any equipment is purchased substantially simultaneously with the trade-in of existing equipment, the gross amount of the credit granted by the seller of such equipment for the equipment being traded in at such time; or

(i)        expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Company or any of its Restricted Subsidiaries during the same Fiscal Year in which such expenditures were made pursuant to a sale and leaseback transaction to the extent of the cash proceeds received by the Company or any of its Restricted Subsidiaries pursuant to such sale and leaseback transaction that are not required to prepay funded Indebtedness.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Capitalized Leases”: all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash and Cash Equivalents”:

(a)         U.S. Dollars or any other readily tradable currency to the extent utilized in connection with the conduct of the business of the Borrower;

(b)        obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)        time deposits or time deposits with, certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender hereunder or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)        commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)       marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(f)         repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g)       securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)        Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)         securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j)         instruments analogous to those referred to in clauses (a) through (i) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(k)        Investments, classified in accordance with GAAP as Current Assets of the Borrower, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (i) above; and

(l)         investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (k) above.

Notwithstanding the foregoing, Cash and Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (j) above; provided that such amounts are converted into any currency listed in clause (a) or (j) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or any L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer benefitting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent (and the Collateral Agent as applicable) and (b) the applicable L/C Issuer (which documents are hereby consented to by the Lenders). “Cash Collateralized” shall have a correlative meaning and “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Control Agreement”: a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and the Borrower and containing terms regarding the treatment of all cash and other amounts on deposit in the respective deposit account governed by such Cash Management Control Agreement consistent with the requirements of Section 2.21.

“CERCLA”: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”: shall be deemed to occur if:

(a)        the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of either (x) the Borrower, or (y) the Company or its Subsidiaries, taken as a whole, in each case, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Borrower or the Company or its Subsidiaries; or

(b)        the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act other than a Permitted Holder, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company, in each case, other than an acquisition where the holders of the Voting Stock of the Company as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Company or successor thereto immediately after such acquisition (provided that no holder of the Voting Stock of the Company as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company immediately after such acquisition);

(c)         the Company shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or

(d)        during any period of twelve consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors.

Notwithstanding the preceding or any provision of Rule 13(d)(3) of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50% of the total voting power of the Voting Stock of such parent and (iii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2. For the avoidance of doubt, the Closing Date is November 7, 2023.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Borrower, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document and shall include the Designated Deposit Accounts and all Inventory.

“Collateral Access Agreement”: a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Account”: as defined in Section 2.4(k).

“Collateral Agent”: as defined in the preamble hereto and as further defined in Section 8.9(a).

“Collateral Management Agents”: the Administrative Agent and/or the Additional Collateral Agent, as the context requires.

“Collateral Requirement”: at any time, the requirement that:

(a)        the Agents shall have received each Security Document required to be delivered (i) on the Closing Date, pursuant to Section 4.1 and (ii) at such time as may be designated therein, pursuant to the Security Documents or Section 2.21, 5.9 or 5.11, subject, in each case, to the limitations and exceptions of this Agreement, in each case, duly executed by the Borrower; and

(b)       except to the extent otherwise provided hereunder or under any Security Document, all Obligations shall have been secured by a perfected first-priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties (to the extent such security interest may be perfected by filing financing statements under the Uniform Commercial Code, filing with the United States Copyright Office or the United States Patent and Trademark Office, obtaining a Cash Management Control Agreement, or delivery of the certificates and instruments constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank) in the Collateral (including the Designated Deposit Accounts and all Inventory);

provided, however, that the Liens required to be granted from time to time pursuant to the Collateral Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Borrower on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Security Documents or the other Loan Documents.

Notwithstanding anything contained in this Agreement to the contrary, no mortgage, trust, trust deed, deed to secure debt shall be executed and delivered with respect to any real property. No actions in any non-U.S. jurisdiction or required by requirements of Law of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed by requirements of Law of any non-U.S. jurisdiction).

“Collection Banks”: as defined in Section 2.21(a)(i).

“Commitment Fee”: fees payable on the undrawn portion of the Revolving Credit Commitments pursuant to Section 2.10(a).

“Commitment Fee Rate”: in respect of the Revolving Credit Loans, (A) from and after the Closing Date until the Availability Start Date, 0.1875%, (B) after and including the Availability Start Date until the first Adjustment Date, 0.375% per annum and (C) on each Adjustment Date thereafter, the Commitment Fee Rate shall be determined by reference to the pricing grid below based upon the Historical Average Utilization for the most recent Fiscal Quarter ended immediately prior to the relevant Adjustment Date, as calculated by the Administrative Agent.

Historical Average Utilization (% of commitments)	Commitment Fee %
< 50%	0.375%
> 50%	0.250%

Notwithstanding anything to the contrary contained above in this definition, from and after any Extension, with respect to any Extended Revolving Credit Commitments, the Commitment Fee specified for such Extended Revolving Credit Commitments shall be those specified in the applicable definitive documentation thereof.

“Commitments”: the LILO Commitments, Revolving Credit Commitments and Extended Revolving Credit Commitments.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. §§ 1, et seq.), as amended from time to time, and any successor statute.

“Company”: as defined in the recitals hereto.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit B.

“Conforming Changes”: with respect to either the use or administration of any Term Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA”: with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, plus

(a)        the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i)  Taxes paid and the provision for any type of taxes, of the Company and its Restricted Subsidiaries for such period deducted in computing Consolidated Net Income; plus

(ii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any Disqualified Capital Stock of the Company and its Restricted Subsidiaries; plus

(iii) depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges and any unrealized losses of the TMSA Account (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and its Restricted Subsidiaries for such period; plus

(iv)  any extraordinary, unusual, infrequently occurring or nonrecurring loss, charge, payments or expense or any losses, expenses, payments or charges incurred in connection with any securities offering, financing, acquisition, disposition, or recapitalization and the amount of any restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, integration and business optimization costs and costs to close or consolidate facilities and relocate employees); plus

(v)  any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock of the Company (other than Disqualified Capital Stock); plus

(vi)   any other noncash charges, expenses, write-down or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up and loss of profit on the acquired inventory and unrealized losses of the TMSA Account) or deferred cash charges, expenses or losses reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP to the extent such accruals exceed the related rent payments for the applicable period; provided, however, that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all non-cash items of income of the Company and its Restricted Subsidiaries; plus

(vii)      (a) costs incurred or otherwise associated with the launch of new products or product lines and (b) costs associated with applications related to Food and Drug Administration Pre-market Tobacco Applications and similar costs incurred in connection with the receipt of regulatory approval for products; plus

(viii)     any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement; minus

(b)         the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income for such period:

(i)   non-cash items increasing such Consolidated Net Income for such period or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period; plus

(ii) any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement; in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles.

in each case, on a consolidated basis and determined in accordance with Applicable Accounting Principles

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of, the depreciation and amortization and other non-cash expenses or non- cash items of and the restructuring charges or expenses of, a Restricted Subsidiary (other than any Wholly Owned Subsidiary) of the Company will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute Consolidated EBITDA, (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company, and (B) only to the extent that a corresponding amount of the Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (A)(i) Consolidated EBITDA for the Test Period ended as of such date or, as applicable, most recently ended prior to such date, minus (ii) the aggregate amount of federal, state, local and foreign income taxes paid or payable in cash by the Company and its Restricted Subsidiaries for the Test Period ended as of such date or, as applicable, most recently ended prior to such date, minus (iii) Non-Financed Capital Expenditures of the Company and its Restricted Subsidiaries for the Test Period that were paid in cash during such Test Period; to (B) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to any Person for any period, the sum, without duplication, of: (a) Consolidated Interest Expense of the Company and its Restricted Subsidiaries plus (b) scheduled payments of principal on long-term Indebtedness for borrowed money of the Company and its Restricted Subsidiaries (including principal payments in respect of Capitalized Leases to the extent allocated to principal, but excluding payments in respect of any intercompany debt and any payments in respect of purchase price adjustments and earnouts) of the Company and its Restricted Subsidiaries plus (c) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Persons thereof).

“Consolidated Interest Expense”: with respect to the Company and its Restricted Subsidiaries for any period, and without duplication, total cash interest expense for such period (net of any cash interest income for such period) with respect to all outstanding Indebtedness, calculated on a consolidated basis in accordance with GAAP, plus consolidated capitalized interest for such period, whether paid or accrued, plus net payments (positive or negative) under interest rate swap agreements (other than in connection with the early termination thereof), but in any event excludes (A) the agency fee described in the Fee Letter, (B) costs associated with obtaining or breakage costs in respect of Hedging Agreements, (C) fees and expenses associated with any asset sales, acquisitions, Investments, equity issuances or debt issuances (in each case, whether or not consummated) and (D) amortization of deferred financing costs.

“Consolidated Net Income”: with respect to any person for any period, the aggregate Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, in accordance with Applicable Accounting Principles; provided, however, that, without duplication:

(a)        any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and postretirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, facilities closing or consolidation costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, (including inventory optimization programs), systems establishment costs, contract termination costs, future lease commitments, other restructuring charges, reserves or expenses, signing, retention or completion bonuses, expenses or charges related to any issuance of Capital Stock, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Transaction, in each case, shall be excluded;

(b)       effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Restricted Subsidiaries) in amounts required or permitted by Applicable Accounting Principles, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c)        the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d)        (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(e)        any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f)       the Net Income for such period of any person that is not a Subsidiary of such person or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Restricted Subsidiary thereof in respect of such period;

(g)        any impairment charge or asset write-off and amortization of intangibles, in each case pursuant to Applicable Accounting Principles, shall be excluded;

(h)        any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(i)        any (i) non-cash compensation charges or (ii) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such person or any of its Subsidiaries, shall be excluded;

(j)         accruals and reserves that are established or adjusted within 12 months after the Closing Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with Applicable Accounting Principles or as a result of adoption or modification of accounting policies shall be excluded;

(k)        the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(l)         any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(m)      to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and

(n)        non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than U.S. Dollars will be converted to U.S. Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account”: each deposit account maintained by the Borrower at a Collection Bank and subject to a Cash Management Control Agreement.

“Convertible Notes”: the Company’s 2.50% Convertible Senior Notes due 2024.

“Cost”: the cost of the Borrower’s Inventory as determined in accordance with the Borrower’s accounting policy in effect as of the Closing Date and furnished to the Administrative Agent as reported on the Borrower’s perpetual inventory report, as such policy may be modified with the consent of the Administrative Agent, whose consent will not be unreasonably withheld.

“Covenant Trigger Event”: any date on which Excess Availability shall be less than the greater of (a) 12.5% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (b) $9,375,000, at any time and continuing until Excess Availability is equal to or exceeds the greater of (a) 12.5% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (b) $9,375,000 for thirty (30) consecutive calendar days; provided that such $9,375,000 level shall automatically increase in proportion to the amount of any increase in the aggregate Revolving Credit Commitments hereunder in connection with any Incremental Facility.

“Covered Entity”: as defined in Section 9.19(b).

“Covered Party”: as defined in Section 9.19(a).

“Credit Extension”: (a) a Borrowing or (b) an L/C Credit Extension.

“Credit Party”: the Agents or any Lender.

“Current Assets”: with respect to the Company and its Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash) that would, in accordance with Applicable Accounting Principles, be classified on a consolidated balance sheet of the Company and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Customs Broker Agreement”: an agreement in substantially the form attached hereto as Exhibit K among the Borrower, a customs broker or other carrier, and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Administrative Agent, and agrees, upon notice from the Administrative Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of

(a)       (i) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website plus (ii) the Applicable SOFR Adjustment; and

(b)        the Floor.

If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debtor Relief Laws”: the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: the rate described in Section 2.12(b).

“Default Right”: as defined in Section 9.19(b).

“Defaulting Lender”: subject to Section 2.23(b), any Lender whose act or failure to act, whether directly or indirectly, causes it to meet any part of the definition of “Lender Default.”

“Designated Deposit Account”: the deposit accounts of the Borrower listed on Schedule 1.1(a), as may be updated from time to time by notice to the Administrative Agent.

“Designated Letters of Credit”: means those letters of credit listed on Schedule 1.1(b).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Capital Stock and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Capital Stock; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Company or any other applicable issuer or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because such Capital Stock may be required to be repurchased by the Company or any other applicable issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender”: (a) those financial institutions, lenders and other Persons previously specified in writing by the Borrower and agreed to by the Administrative Agent prior to the date hereof, (b) competitors of the Borrower or the Manager as identified by the Borrower by written notice to the Administrative Agent from time to time and (c) in the cases of clause (a) or (b), Affiliates thereof (other than any bona fide debt funds) that are either (i) identified by the Borrower by written notice to Administrative Agent or (ii) clearly identifiable on the basis of such Affiliates’ names, it being understood and agreed that the identification of any Person as a Disqualified Lender after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan, or Commitment so long as such Person was not a Disqualified Lender at the time of such assignment or participation. The list of Disqualified Lenders shall be posted to the Platform, it being understood that the Borrower may update such list from time to time with respect to Disqualified Lenders to the extent provided for above in clause (b) or (c)(i), and the Administrative Agent shall post such updated schedule to the Platform promptly following its receipt thereof, with such updates effective one (1) Business Day after delivery to the Administrative Agent (or, if posted to the Platform sooner, upon posting to the Platform).

“Distressed Person”: as defined in the definition of “Lender-Related Distress Event”.

“Dominion Period”: (a) each period beginning on the occurrence of an Event of Default until such Event of Default has been cured or waived and (b) each period beginning on the date that Excess Availability shall have been less than the greater of (x) 12.5% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (y) $9,375,000 ending on the date that Excess Availability shall have been at least the greater of (x) 12.5% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (y) $9,375,000 for 30 consecutive calendar days (this clause (b), a “Liquidity Condition”).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”: means, as of any date of determination, each Account owing to the Borrower that arises in the ordinary course of business (consistent with past practices and undertaken in good faith) from the sale of goods and is payable in Dollars, and is deemed by the Collateral Management Agents, in their respective Permitted Discretion, to be an Eligible Account. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Without limiting the foregoing, no account shall be an Eligible Account if:

(a)         it is unpaid within 60 days following its due date or 90 days following the original invoice date;

(b)         50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a);

(c)        when aggregated with other Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as either Collateral Management Agent may establish for the Account Debtor from time to time (but only to the extent of such excess));

(d)        it does not conform in all material respects, with the representations, warranties or covenants contained in this Agreement or any other Loan Document;

(e)        it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility, including in the case of a creditor or supplier, shall be limited to the amount of such offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance);

(f)         an Insolvency Proceeding has been commenced by or against the Account Debtor, or the Account Debtor is not Solvent or has gone out of business, or as to which the Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(g)        the Account Debtor is not organized (or have its principal offices or assets) in the United States, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to each Collateral Management Agents (as to form, substance, and issuer or domestic confirming bank) over which the Collateral Agent has “control” of the related letter-of-credit rights (as contemplated in Article 9 of the Uniform Commercial Code) and, if requested by either Collateral Management Agent, is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to each Collateral Management Agent;

(h)        it is owing by a Governmental Authority, unless the Account Debtor is (i) a United States military base, (ii) otherwise the United States or any department, agency or instrumentality thereof and, solely with respect to this clause (ii), the Account has been assigned to the Collateral Agent in compliance with the Assignment of Claims Act (unless each Collateral Management Agent, in its sole discretion, has agreed to the contrary in writing), or (iii) any state government in the United States unless any steps necessary (if any) with respect to the perfection, enforcement, or realization of the Lien of the Collateral Agent in such Account have been complied with to each Collateral Management Agent’s satisfaction;

(i)         it is not subject to a duly perfected, first priority Lien in favor of the Collateral Agent (subject to Permitted Liens having priority by operation of applicable Law), or is subject to any other Lien (other than Permitted Liens);

(j)         the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k)        it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l)        its payment has been extended, compromised, settled or otherwise modified or discounted, except discounts or modifications granted by the Borrower in the ordinary course of business and that are reflected in the calculation of the Borrowing Base, or it arises from a sale on a cash on delivery basis;

(m)       it arises from a sale to an Affiliate, or from a sale on a bill and hold, guaranteed sale, “sale or return”, sale on approval, consignment, or other repurchase or return basis;

(n)        it represents a progress billing or retainage;

(o)        it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or

(p)        it arises from an unbilled sale.

Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral to the extent provided in the Loan Documents.

“Eligible Assignee”: (i) any Lender, any Affiliate or branch of a Lender and any Approved Fund and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends revolving credit or buys revolving loans in the ordinary course; provided that “Eligible Assignee” shall not include (w) any Disqualified Lender, (x) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender, (y) any natural person or (z) the Borrower or any Affiliate of the Borrower.

“Eligible In-Transit Inventory”: as of any date of determination without duplication of other Eligible Inventory, Inventory (a) which has been shipped from any location inside the United States for receipt by the Borrower within the United States within 30 days of the date of determination but which has not yet been received the Borrower, (b) for which the purchase order is in the name of the Borrower and title has passed to the Borrower, (c) for which the document of title, to the extent applicable, reflects the Borrower as consignee (along with delivery to the Borrower of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement if the documents of title are negotiable), and (e) which otherwise is not excluded from the definition of “ Eligible Inventory”. Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the Borrower by virtue of such Inventory’s being in storage trailers at the Borrower’s locations; rather such Inventory shall be treated as “Eligible Inventory,” if it satisfies the conditions therefor.

Any Inventory that is not Eligible In-Transit Inventory shall nevertheless be part of the Collateral to the extent provided in the Security Documents.

“Eligible Inventory”: as of any date of determination, without duplication, (i) items of Inventory owned by the Borrower that are (a) finished goods, merchantable and readily saleable to the public in the ordinary course, (b) work-in-progress or (c) raw materials, (ii) as to which the Administrative Agent has received a satisfactory appraisal with respect thereto and (iii) that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:

(a)        Inventory with respect to which the Borrower does not have good, valid and marketable title thereto;

(b)       Inventory that (i) is not located in the United States of America, or (ii) at a location that is not owned or leased by the Borrower, except to the extent that (A) the Borrower has furnished the Administrative Agent with any Uniform Commercial Code financing statements or other filings that the Administrative Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location and (B) either reserves equal to two months’ rent or such other Reserves reasonably satisfactory to each Collateral Management Agent have been established with respect thereto; provided that, no rent reserve shall be required to the extent the lessor has delivered a Collateral Access Agreement to the Administrative Agent as to such location;

(c)       Inventory that represents goods which are (i) are damaged, defective, slow moving, obsolete, “seconds,” or otherwise unfit for sale or unmerchantable and goods that have been returned or repossessed, (ii) to be returned to the vendor and which is no longer reflected in the Borrower’s stock ledger, or (iii) are bill and hold goods;

(d)        Inventory that represents goods that do not conform in all material respects to the representations, warranties and covenants contained in this Agreement or any of the other Loan Documents;

(e)        Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent (subject only to First Priority Priming Liens, or is subject to any other Lien (other than Permitted Liens)), or is leased by or is on consignment to the Borrower or is subject to a deposit or down payment, or that is not solely owned by the Borrower;

(f)       Inventory which consists of samples, marketing material, labels, point of sales material, shrink, bags, packaging or shipping materials, vendor or other display items, replacement or spare parts or manufacturing supplies and other similar non-merchandise categories;

(g)        Inventory as to which casualty insurance in compliance with the provisions of Section 5.5 hereof is not in effect;

(h)        (i) Inventory which has been sold but not yet delivered, unless such sale is evidenced by a valid purchase order, or (ii) Inventory to the extent that the Borrower has accepted a deposit therefor and which is no longer reflected in the Borrower’s stock ledger;

(i)         [reserved];

(j)         Inventory that does not meet all standards imposed by any Governmental Authority in any material respect;

(k)        Inventory that is subject to any license or other arrangement that restricts the Borrower’s or the Administrative Agent’s right to dispose of such Inventory, unless the Administrative Agent has received an appropriate lien or similar waiver;

(l)         Inventory which is not Eligible In-Transit Inventory; provided that the amount of Eligible in-Transit Inventory included in the Borrowing Base or the LILO Borrowing Base may not exceed $3,000,000 at any time;

(m)       Inventory that consists of work-in-progress; provided that the amount of work-in- progress included in the LILO Borrowing Base may not exceed $10,000,000 at any time;

(n)        Inventory which gives rise to any obligation of the Company or its Restricted Subsidiaries to pay royalties thereon, unless the accrued and unpaid amounts with respect thereto are included as Reserves; and

(o)        Inventory which either Collateral Management Agents determine in its Permitted Discretion shall be ineligible.

Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral to the extent provided in the Security Documents. In determining whether any Tobacco Inventory is Eligible Inventory, such determination shall be made as if such Tobacco Inventory has had affixed to it any requisite Tax Stamps.

“Eligible Reserves”: Reserves against the Borrowing Base and the LILO Borrowing Base established or modified in the Permitted Discretion of either Collateral Management Agent subject to the following: (a) the amount of any Eligible Reserves shall have a reasonable relationship to the event, condition or other matter that is the basis for the establishment of such Reserve or such modification thereto, (b) no Reserves shall be established or modified to the extent they are duplicative of Reserves or modifications already accounted for through eligibility or other criteria (including collection/advance rates), (c) no Reserve may be taken after the Closing Date based on circumstances known to any Agent as of the Closing Date for which no Reserve was imposed on the Closing Date, and no Reserve taken on the Closing Date may be increased, unless, in each case, such circumstances, conditions, events or contingencies shall have change in any material adverse respect since the Closing Date and (d) any Reserve taken with respect to any Bank Product Obligation (i) shall be in an amount no greater than the maximum amount of the Bank Product Obligations (which shall be notified to each Agent in writing by the Qualified Counterparty and the Borrower from time) to time and (ii) may only be taken or increased if, on a pro forma basis for such new or increased Reserve, under this clause (d) Excess Availability shall be no less than $15,000,000.

Subject to the limitations above, either Collateral Management Agent shall have the right, upon at least five (5) Business Days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such Reserve being established, modified or eliminated), to establish, modify or eliminate Reserves against the Borrowing Base or the LILO Borrowing Base, but without duplication, from time to time in its Permitted Discretion, except that any such Reserves shall not be duplicative of adjustments, including by way of eligibility criteria, of amounts included in the Borrowing Base or the LILO Borrowing Base; provided that no such prior written notice shall be required for changes to any Eligible Reserves resulting solely by virtue of mathematical calculations of the amount of the Eligible Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, tax rates). During such notice period, each Agent shall, if requested, discuss any such Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to each Agent; provided that during such five (5) Business Day period, no Borrowings are permitted that would cause the Revolving Credit Exposure to exceed the Line Cap (after giving effect to any such Eligible Reserve).

It is understood and agreed that, as of the Closing Date, other than as agreed on or prior to such date between the Administrative Agent and the Borrower and set forth in the Borrowing Base Certificate initially delivered to the Administrative Agent, the Administrative Agent does not know of any other circumstance or condition with respect to Eligible Accounts, Eligible Inventory, Eligible In-Transit Inventory, work-in-progress Inventory, the Borrowing Base or the LILO Borrowing Base that would require the imposition of a Reserve which has not been imposed as of such date.

“Environment”: air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim”: any written notice, claim, demand, action, litigation, toxic tort, complaint, citation, summons, notice of non-compliance or violation, cause of action, consent order, consent decree, or other proceeding by any Governmental Authority or any other Person arising out of, based on or pursuant to any Environmental Law or related in any way to any actual, alleged or threatened Environmental Liability.

“Environmental Laws”: any applicable Law relating to the prevention of pollution or the protection of the Environment or natural resources, or the protection of human health and safety as it relates to the exposure to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.§§ 6901 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. (as it relates to exposure to Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Borrower resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; or (h) a failure by the Borrower or any ERISA Affiliate to make a required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section VII; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) as of such date exceeds (b) the Total Credit Exposure as of such date.

“Excess Revolving Credit Availability”: as of any date of determination, the amount by which (a) the lesser of (i) 100% of the Borrowing Base as of such date and (ii) the Revolving Credit Commitments as of such date exceeds (b) the Revolving Credit Exposure as of such date.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Asset”: as defined in the Security Agreement.

“Excluded Participant”: (i) any Disqualified Lender, (ii) any natural person, (iii) any Defaulting Lender or (iv) the Borrower or any of its Affiliates or any of their respective Subsidiaries.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, or required to be withheld or deducted from any payment to any such recipient:(a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are Other Connection Taxes, (b) in the case of a Lender, US federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, or Commitment pursuant to Laws in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.16(e) and (d) any Taxes imposed under FATCA.

“Existing Revolving Credit Agreement”: that certain Credit Agreement, dated as of February 11, 2021, among the Company, the guarantors party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent.

“Extended LILO Commitment”: as defined in Section 2.22(b).

“Extended Revolving Credit Commitment”: as defined in Section 2.22(a)(i).

“Extension”: as defined in Section 2.22(a).

“Extension Amendment”: as defined in Section 2.22(d).

“Extension Offer”: as defined in Section 2.22(a).

“Facility”: the Revolving Credit Facility or the LILO Credit Facility, as the context may require.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements, treaty or convention among Governmental Authorities (and related Laws, regulations, or other published administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding business day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website”: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter”: the Fee Letter, dated as of June 12, 2023, among the Company and the Administrative Agent.

“Financial Covenant”: the covenants set forth in Section 6.1.

“First Priority Priming Liens”: any Liens applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the relevant Security Document.

“Fiscal Month”: any fiscal month of any Fiscal Year, in accordance with the fiscal accounting calendar of the Company.

“Fiscal Quarter”: any fiscal quarter of any Fiscal Year, in accordance with the fiscal accounting calendar of the Company.

“Fiscal Year”: any fiscal year of the Company, in accordance with the fiscal accounting calendar of the Company.

“Floor”: 0.00%.

“Foreign Government Scheme or Arrangement”: as defined in Section 3.8(c).

“Foreign Lender”: any Lender that is not a US Person.

“Foreign Plan”: as defined in Section 3.8(c).

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Funded”: as defined in Section 3.8(c)(ii).

“GAAP”: generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.4.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials”: all hazardous or taxic materials, substances or wastes or pollutants, contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law based on their dangerous or deleterious properties.

“Hedging Agreement”: any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in the case of each of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company, the Borrower or any of their Subsidiaries shall be a Hedging Agreement.

“Historical Average Utilization”: for the purposes of the definition of “Commitment Fee Rate”, in the case of each Adjustment Date, an amount equal to (x) the sum of each day’s utilization of the Total Revolving Credit Commitments, as determined by the amount of the Total Revolving Credit Exposure at such time, during the most recently ended Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter, expressed as a percentage of the Total Revolving Credit Commitments.

“Historical Excess Availability”: for the purposes of the definition of “Applicable Margin”, in the case of each Adjustment Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter.

“Incremental Amendment”: as defined in Section 2.24(e).

“Incremental Amount”: $40,000,000.

“Incremental Facility”: as defined in Section 2.24(a).

“Incremental Loans”: as defined in Section 2.24(a).

“Incremental Revolving Facilities”: as defined in Section 2.24(a).

“Indebtedness”: as to any Person at a particular time, without duplication, all of the following:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed and any cash collateralization) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)         net obligations of such Person under any Hedging Agreement or Swap Obligation;

(d)         all obligations of such Person to pay the deferred purchase price of property or services;

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)         all Attributable Indebtedness;

(g)        all obligations of such Person in respect of Disqualified Capital Stock if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)         to the extent not otherwise included above, all Guarantee Obligations of such Person in respect of Indebtedness described in clauses (a) through (g).

For all purposes hereof, the Indebtedness of any Person shall exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business and (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of any net obligation under any Swap Obligation on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of the indebtedness secured by such Lien and (y) the fair market value of the property encumbered by such Lien as determined by such Person in good faith.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise included in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Independent Manager” as defined in Section 5.15(c)(i).

“Independent Parties”: as defined in Section 5.15(c)(i).

“Information”: as defined in Section 9.12.

“Initial Borrowing Date”: the date of the initial Credit Extension under this Agreement.

“Insolvency Proceeding”: means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under Debtor Relief Laws, or the initiation by any Person of any proceeding or filing under any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.6, which, shall be substantially in the form of Exhibit D (or such other form as the Administrative Agent may approve).

“Interest Payment Date”:

(a)         with respect to any Base Rate Loan, the last Business Day of each March, June, September and December,

(b)        with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and

(c)         with respect to any Daily Simple SOFR Loan, each date that is on the numerically corresponding day in each calendar month that is three months after the date of the Borrowing of which such Loan is a part.

“Interest Period”: with respect to any Term Benchmark Loan, the period beginning on the date of such Borrowing specified in the applicable Borrowing Request or on the date specified in the applicable Interest Election Request and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or such other period as all of the relevant Lenders may agree), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Inventory”: any “inventory” as such term is defined in Article 9 of the Uniform Commercial Code.

“Inventory Reserves”: such reserves as may be established from time to time by either Collateral Management Agent in its Permitted Discretion, with respect to changes in the determination of the salability of the Eligible Inventory (or Eligible In-Transit Inventory, as the case may be) or which reflect such other factors as negatively affect the market value of the Eligible Inventory (or Eligible In-Transit Inventory as the case may be), including reserves relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs and associated with the acquisition of such Eligible In-Transit Inventory and owing to Persons not affiliated with the Company or its Subsidiaries, and including reserves for slow moving inventory or inventory shrinkage (provided that, if such costs related to amounts owed pursuant to the Inventory Services Agreement or under any lease (but not any sublease), in each case, that are owing to Persons that are affiliated with the Company or its Subsidiaries, such Inventory Reserves shall only be taken to the extent such costs are past due).

“Inventory Services Agreement”: as defined in the recitals hereto.

“Inventory Transfer”: the transfer of all inventory owned by the Company and its Subsidiaries by distribution pursuant to the Transfer and Contribution Agreement.

“Investments”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or other extension of credit, or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions, including by way of merger) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“IP Rights” has the meaning specified in Section 3.16.

“IRS”: United States Internal Revenue Service.

“L/C Advance”: as to any Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Lender Percentage.

“L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension substantially in the form of Exhibit J (or such other form as the Administrative Agent and the applicable L/C Issuer may approve).

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced as a Borrowing.

“L/C Commitment”: as to any L/C Issuer, its commitment to issue Letters of Credit, and to amend, renew or extend Letters of Credit previously issued by it, pursuant to Section 2.4, in an aggregate face amount at any time outstanding not to exceed (a) in the case of any L/C Issuer party hereto as of the Closing Date, the amount set forth opposite such L/C Issuer’s name on Schedule 2.1 under the heading “L/C Commitments” and (b) in the case of any Revolving Lender that becomes an L/C Issuer hereunder thereafter, that amount which shall be set forth in the written agreement by which such Lender shall become an L/C Issuer, in each case as the maximum outstanding face amount of Letters of Credit to be issued by such L/C Issuer, as such commitment may be changed from time to time pursuant to the terms hereof or with the agreement in writing of such Lender, the Borrower and the Administrative Agent.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Documents”: as to any Letter of Credit, each L/C Application and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower or in favor of such L/C Issuer and relating to such Letter of Credit.

“L/C Expiration Date”: the day that is five (5) Business Days prior to the scheduled Maturity Date of the Revolving Credit Facility then in effect (or, if such day is not a Business Day, the immediately preceding Business Day), provided that, notwithstanding anything to the contrary herein, the L/C Expiration Date as to any L/C Issuer and the Letters of Credit issued by it shall not be modified by any Extension Amendment unless as agreed to by such L/C Issuer in such Extension Amendment.

“L/C Fee”: as defined in Section 2.10(c).

“L/C Issuer”: (a) Barclays, (b) First-Citizens Bank & Trust Company and (c) each other Revolving Lender as the Borrower may from time to time select as an L/C Issuer hereunder (provided that such Lender shall be reasonably acceptable to the Administrative Agent and has agreed to be an L/C Issuer hereunder in a writing satisfactory to the Administrative Agent, executed by such Lender, the Borrower and the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations”: as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Sublimit”: an amount equal to the lesser of (a) $5,000,000 and (b) the Total Revolving Credit Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Latest Maturity Date”: as of any date of determination, the latest Maturity Date applicable to any Loan, Revolving Credit Commitment or LILO Commitment hereunder as of such date, including the latest maturity date of any Extended Revolving Credit Commitments, as extended in accordance with this Agreement from time to time.

“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leases”: the Leases as defined in the Inventory Services Agreement, pursuant to which the Borrower has leased all warehouses and other storage facilities necessary for the operations of its business.

“Lender Default”: (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans (unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding expressly set forth in Section IV (specifically identified and including the particular default, if any) has not been satisfied), which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within one (1) Business Day of the date when due, unless the subject of a good faith dispute; (iii)the notification by a Lender to the Borrower, the Administrative Agent or any L/C Issuer that such Lender does not intend or expect to comply with any of its funding obligations hereunder or a public statement by a Lender to that effect with respect to such Lender’s funding obligations hereunder (unless such notification or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding expressly set forth in Section IV (specifically identified and including the particular default, if any) has not been satisfied); (iv) the failure by a Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that such Lender will comply with such Lender’s obligations hereunder (provided that such Lender shall cease being subject to a Lender Default pursuant to this clause (iv) upon receipt of such certifications); (v) the admission in writing by a Distressed Person that it is insolvent; or (vi) such Distressed Person becoming subject to a Lender-Related Distress Event.

“Lender Parties”: as defined in Section 9.16.

“Lender-Related Distress Event”: with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or such Distressed Person becomes the subject of a Bail-In Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Capital Stock in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership or acquisition does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Lender-Related Person”: as defined in Section 9.3(c).

“Lenders”: the LILO Lenders, Revolving Lenders and, as the context may require, includes the L/C
Issuers.

“Letter of Credit”: any standby letter of credit issued hereunder.

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any license or other contractual obligation relating to any intellectual property rights.

“LILO Availability Period”: from and after the date on which Revolving Credit Loans have been funded in full (and remain so) until the Maturity Date.

“LILO Borrowing Base”: at any time, an amount equal to:

(a)        the lesser of: (1) 10% of the lower of (A) the market value (on a first in first out basis) of the sum of Eligible Inventory (other than work-in-progress Inventory), plus Eligible In- Transit Inventory of the Borrower and (B) the Cost of the sum of Eligible Inventory (other than work-in-progress Inventory), plus Eligible In-Transit Inventory and (2) 10% of the NOLV Percentage of the lower of (1)(A) or (1)(B);

plus

(b)        10% of the face amount of Eligible Accounts

minus

(c)        the amount of all Eligible Reserves in effect as of such date of determination, as the same may at any time and from time to time be established in accordance with the definition thereof.

In addition, the LILO Borrowing Base will include work-in-progress Inventory that is Eligible Inventory in an amount equal to: 50% of the lower of (A) the market value (on a first in first out basis) of such work-in-progress and (B) the Cost of such work-in-progress, minus (in each case), all Eligible Reserves with respect to such work-in-progress. The foregoing paragraph will cease to apply when the initial appraisal for work-in-progress after the Closing Date is completed and an updated Borrowing Base Certificate is provided to the Agents.

The LILO Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agents pursuant to Section 5.1(c) and Reserves established pursuant to the definition thereof.

“LILO Commitment”: with respect to each LILO Lender, the obligation of such LILO Lender to make LILO Loans from time to time during the LILO Availability Period in the aggregate principal amount set forth opposite such LILO Lender’s name under the heading “LILO Commitment” on Schedule 2.1. The aggregate amount of the LILO Lenders’ LILO Commitments as of the Closing Date is $7,500,000.

“LILO Commitment Fee Rate”: (A) from the Closing Date until the Availability Start Date, 0.25% per annum and (B) on and after the Availability Start Date, 0.50% per annum.

“LILO Credit Facility”: each of LILO Commitments and the extensions of credit made thereunder.

“LILO Extension”: as defined in Section 2.22(b).

“LILO Extension Offer”: as defined in Section 2.22(b).

“LILO Lenders”: at any time, any Lender that has a LILO Commitment or an outstanding LILO Loan.

“LILO Loans”: Loans made by the LILO Lenders pursuant to Section 2.1(a).

“LILO Obligations”: any Obligations owing in respect of LILO Loans.

“Line Cap”: at any time, the lesser of (i) 100% (or, during an Agent Advance Period, 105%) of the (A) Borrowing Base plus (B) LILO Borrowing Base at such time and (ii) the Total Credit Commitments in effect at such time.

“Liquidity Condition”: as defined in the definition of “Dominion Period”.

“Loan”: any Revolving Credit Loan or LILO Loans made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any Notes, any Extension Amendment, the L/C Documents and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document.”

“Management Group”: a group comprised solely of some or all of the officers or directors of the TPB Group (or any heir thereof, or any beneficiary of their respective estates, or any trust, or similar arrangement for the benefit of such person) as of the date hereof.

“Manager”: Donald Puglisi.

“Mandatory Borrowing”: as defined in Section 2.1(d).

“Margin Stock”: as defined in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect”: any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Borrower or the Company and its Restricted Subsidiaries, as applicable, (ii) the ability of the Borrower to perform its payment obligations under any Loan Document; or (iii) the material rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, including the legality, validity, binding effect or enforceability of the Loan Documents.

“Material Debt”: any Indebtedness (other than Indebtedness constituting Obligations) of the Borrower or the Company and its Restricted Subsidiaries (a) in the case of Indebtedness of the Borrower, $100,000 and (b) in the case of the Company and its other Restricted Subsidiaries, (x) $1,000,000 for purposes of the definition of “Maturity Date” and (y) for all other purposes, $40,000,000 or (c) consisting of the Senior Secured Notes or the Convertible Notes.

“Maturity Date”: (i) the earlier of (x) November 7, 2027, and (y) the date that is 91 days prior to the maturity date of any Material Debt of the Borrower or the Company or any of its Restricted Subsidiaries, and (ii) with respect to any Extended Revolving Credit Commitments created pursuant to Section 2.22, the date specified in the applicable Extension Amendment; provided that clause (i)(y) shall not apply to the extent that on any applicable date of determination (on any date prior to the date set forth in clause (i)(y) of this definition), (A) the sum of (x) cash that is held in escrow for the repayment of such Material Debt pursuant to arrangements satisfactory to the Administrative Agent, (y) cash that is held in accounts with the Administrative Agent and/or the Additional Collateral Agent, plus (z) Excess Availability, is sufficient to repay such Material Debt and (B) the Borrower has Excess Availability of at least $15,000,000 after giving effect to such repayment of Material Debt, including any borrowings under the Commitments in connection therewith.

“Maximum Rate”: as defined in Section 9.17.

“Minimum Collateral Amount”: at any time, (a) as to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Moody’s”: Moody’s Investor Services, Inc.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Income”: with respect to any person, the net income (loss) of such person, determined in accordance with Applicable Accounting Principles and before any reduction in respect of preferred stock dividends.

“NOLV Percentage”: with respect to Inventory, the net appraised recovery value of the Borrower’s Inventory as set forth in the Borrower’s stock ledger (expressed as a percentage of the Cost of such Inventory) as reasonably determined from time to time by reference to the most recent inventory appraisal received by the Administrative Agent and conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Non-Consenting Lender”: as defined Section 2.18(c).

“Non-Defaulting Lender”: a Lender that is not a Defaulting Lender.

“Non-Financed Capital Expenditures”: Capital Expenditures that (a) are not financed with the proceeds of any Indebtedness, or the proceeds of any sale or issuance of equity interests of, or equity contributions to, the Company or the Borrower, or the proceeds of any Disposition (including any substantially contemporaneous trade-in of assets) and (b) are not reimbursed by a third person (excluding the Company or any of its Restricted Subsidiaries).

“Nonrenewal Notice Date”: as defined in Section 2.4(b)(iii).

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit E.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Letters of Credit and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, L/C Issuer or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto and all fees, costs or expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition fees, costs or expenses are allowed or allowable in such proceedings) and any Bank Product Obligations; provided that (i) obligations of the Borrower under any Bank Product Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed (except as otherwise contemplated by Section 6.4 of the Security Agreement) and (ii) any release of Collateral effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of any Bank Product Obligations.

“OFAC”: the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Companies”: the Company and its Subsidiaries, other than the Borrower.

“Organization Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non- U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes”: with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Outstanding Amount”: with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Pari Bank Product Obligations”: Bank Product Obligations designated by the applicable Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Pari Bank Product Obligations” up to the amount of the Reserve established and maintained for such Pari Bank Product Obligations.

“Participant”: as defined in Section 9.4(c)(i).

“Participant Register”: as defined in Section 9.4(c)(i).

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Payment”: as defined in Section 8.10(a).

“Payment Notice”: as defined in Section 8.10(b).

“Payment Recipient”: as defined in Section 8.10(a).

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Plan”: any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Permitted Discretion”: reasonable (from the perspective of a secured asset-based lender) credit judgment exercised in good faith in accordance with customary business practices for comparable asset- based lending transactions.

“Permitted Holder”: Standard General L.P. and its Affiliates; provided that upon the repayment, satisfaction or discharge of the Senior Secured Notes and the Convertible Notes, “Permitted Holder” shall mean: (i) each member of the Management Group and (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Permitted Holders and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Capital Stock of the Company or any of its direct or indirect parent companies.

“Permitted Liens”: the collective reference to Liens permitted by Section 6.3.

“Permitted Payment”: as defined in Section 6.6.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform”: Debt Domain, Intralinks, SyndTrak, DebtX or a substantially similar electronic transmission system.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or in any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Availability”: as of any date of determination, the sum of (A) Excess Availability as of such date of determination, plus (B) 85% of the amount which would be calculated (1) under clause (a) of the definition of Borrowing Base with respect to Eligible Inventory purchased by the Borrower plus (2) 85% of Eligible Accounts created by the Borrower, in each case, from (but excluding) the applicable date of determination set forth in the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 5.1(c) through (and including) such date of determination, less (C) cash collections in respect of Eligible Inventory and Eligible Accounts included in clauses (A) and (B) above on or prior to such date of determination (in each case of (A), (B) and (C), as determined in good faith by the Borrower based on internally generated information available to the Borrower or its Affiliates in a manner consistent with past practice); provided that the amounts in (B), less the amounts in (C), shall not exceed 20% of the Borrowing Base, unless a field exam or appraisal, as applicable, satisfactory to the Agents has been performed.

“Pro Rata Share”: with respect to each (A) Revolving Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Lender and the denominator of which is the amount of the Total Revolving Credit Commitments and (B) LILO Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the LILO Commitment of such Lender and the denominator of which is the amount of the Total LILO Commitments; provided that, in the case of the (x) Revolving Credit Facility, if the Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof (y) LILO Credit Facility, if the LILO Commitments have been terminated, then the Pro Rata Share of each LILO Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: as defined in Section 9.19(b).

“QFC Credit Support”: as defined in Section 9.19.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Bank Product Obligations, any counterparty thereto that, at the time such Bank Product Obligations were entered into or, in the case of Bank Product Obligations existing on the Closing Date, on the Closing Date, was the Administrative Agent, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be the Administrative Agent, a Lender or an Affiliate of any of the foregoing.

“Qualified Professional Asset Manager”: as defined in Section 8.12(a)(iii).

“Real Property”: collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures thereto.

“Refinancing”: the refinancing or repayment of all existing indebtedness for borrowed money of the Company and its subsidiaries under the Existing Revolving Credit Agreement, the termination and release, as applicable, of all commitments thereunder and all guarantees and liens securing such obligations.

“Register”: as defined in Section 9.4(b)(iv).

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment to the Environment.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Required Lenders”: at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total Loans and such unused Commitments at such time; provided that the LILO Commitment and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition. In the event that there are less than three (3) unaffiliated Lenders party to the Loan Documents, the Required Lenders shall be all Lenders.

“Required LILO Lenders” at any time, the holders of more than 50.0% of the LILO Commitments then in effect or, if the LILO Commitments have been terminated, the LILO Loans; provided that the LILO Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition. In the event that there are less than three (3) unaffiliated LILO Lenders party to the Loan Documents, the Required LILO Lenders shall be all LILO Lenders.

“Required Revolving Lenders” at any time, the holders of more than 50.0% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure (with the aggregate amount of each Revolving Lender’s participations (including funded participations) in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition. In the event that there are less than three (3) unaffiliated Revolving Lenders party to the Loan Documents, the Required Revolving Lenders shall be all Revolving Lenders.

“Reserves”: reserves, if any, established against the Borrowing Base and LILO Borrowing Base, as applicable, as either Collateral Management Agent from time to time hereunder determines is necessary in its Permitted Discretion and relays to the Administrative Agent, including (but without duplication and without limitation), (i) sums that the Borrower is or will be required to pay (such as taxes, assessments and insurance premiums) and has not yet paid, including any sums that the Borrower is required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, rent of other amounts payable under any lease or the Inventory Services Agreement) that the Borrower has failed to pay, (ii) amounts owing by the Borrower to any Person to the extent secured by a Lien on, or trust over, any Collateral, (iii) the full amount of any liabilities or amounts which rank or are capable of ranking in priority to the Collateral Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of such Liens including, (a) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer) and (b) amounts subject to First Priority Priming Liens, (iv) Inventory Reserves, (v) Tax Stamp Reserves, (vi) relating to rebates, discounts, warranty claims and returns, and (vii) such other events, conditions or contingencies as to which either Collateral Management Agent, in its Permitted Discretion, determines reserves should be established (without duplication of any reserves established pursuant to foregoing clauses (i) through (v)) from time to time hereunder. For avoidance of doubt, in no event shall any Agent have any obligation to any LILO Lender to impose any Reserve against the Borrowing Base.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of any Person or any other Responsible Officer or employee of such Person designated in or pursuant to an agreement between such Person and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Cash”: Cash and Cash Equivalents held by the Borrower that are contractually restricted from being distributed to the Company, other than pursuant to any Loan Document.

“Restricted Payments”: (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof) and (b) any other payment, whether on account of an intercompany receivable or otherwise, from the Borrower to the TPB Group.

“Restricted Subsidiary”: any Subsidiary of the Company which, has not been designated as unrestricted pursuant to the terms of any Material Debt instrument.

“Revolving Credit Commitments”: as to any Lender, the obligation of such Lender, if any, to (a) make Revolving Credit Loans pursuant to Section 2.1(a) and (b) purchase participations in L/C Obligations, in each case, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1 or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The Total Revolving Credit Commitments on the Closing Date are $67,500,000.

“Revolving Credit Exposure”: with respect to any Lender as of any date of determination, shall be the sum of such Lender’s Revolving Credit Loans and such Lender’s participation in L/C Obligations as of such date.

“Revolving Credit Facility” or “Facility”: each of (i) the Revolving Credit Commitments and the extensions of credit made thereunder and (ii) any Extended Revolving Credit Commitment.

“Revolving Credit Loan”: a Loan made by a Lender pursuant to Section 2.1(a) and any Loan made pursuant to an Extended Revolving Credit Commitment. Each Revolving Credit Loan shall be a Term Benchmark Loan or a Base Rate Loan.

“Revolving Lender”: at any time, any Person that holds (a) a Revolving Credit Commitment (including any Extended Revolving Credit Commitment) or a participation in a Letter of Credit or (b) a Revolving Credit Loan, and any other Person that shall have become a party hereto as a Revolving Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a Revolving Lender pursuant to an Assignment and Assumption. The Revolving Lenders on the Closing Date shall be set forth on Schedule 2.1.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor by merger or consolidation to its business.

“Sanctioned Country”: at any time, a country, region or territory which is itself the target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called People’s Republic of Donetsk and the so-called People’s Republic of Luhansk).

“Sanctioned Person”: at any time, any Person : (a) listed on any Sanctions-related list of designated persons maintained by any Sanctions Authority; (b) organized or resident in a Sanctioned Country; or (c) 50% or more owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions”: economic or financial sanctions imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority”: (a) the United States, including OFAC and the U.S. Department of State; (b) His Majesty’s Treasury of the United Kingdom; (c) the European Union; (d) the United Nations Security Council; and (e) any other Governmental Authority of any jurisdiction applicable to the Company or its Restricted Subsidiaries that imposes, administers or enforces Sanctions.

“Secured Parties”: as defined in the Security Agreement.

“Securities Act”: the Securities Act of 1933.

“Security Agreement”: that certain Security Agreement, dated as of the date hereof, among the Borrower and the Collateral Agent, substantially in the form of Exhibit A.

“Security Documents”: the collective reference to (a) the Security Agreement, (b) any Cash Management Control Agreements and (c) all other security documents entered into pursuant to this Agreement or any other Loan Document hereafter delivered to the Agents granting (or purporting to grant) a Lien on any Property of the Borrower to secure any Obligations.

“Senior Secured Notes”: the Company’s 5.625% Senior Secured Notes due 2026.

“SOFR”: with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR  Administrator  on  the  SOFR  Administrator’s  Website  on  the  immediately  succeeding U.S. Government Securities Business Day.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR or Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency”: with respect to a Person on the Closing Date, after giving effect to the Transactions hereunder and the incurrence of the indebtedness and obligations being incurred in connection therewith means that on such date (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iii) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary”: of a Person means, with respect to any specified Person: (1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person.

“Supermajority Required Lenders”: at any time, the holders (other than Defaulting Lenders) of more than 66.67% of the (i) total LILO Commitments then in effect or, if the LILO Commitments have been terminated, the total LILO Loans outstanding at such time and (ii) Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure. In the event that there are less than three (3) unaffiliated Lenders party to the Loan Documents, the Supermajority Required Lenders shall be all Lenders.

“Supermajority Required LILO Lenders”: at any time, the LILO Lenders (other than Defaulting Lenders) having LILO Loans outstanding representing 66.67% or more of the sum of the total LILO Commitments then in effect or, if the LILO Commitments have been terminated, the total LILO Loans outstanding at such time. In the event that there are less than three (3) unaffiliated LILO Lenders party to the Loan Documents, the Supermajority Required LILO Lenders shall be all LILO Lenders.

“Supported QFC”: as defined in Section 9.19.

“Swap Obligation”: with respect to the Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Hedging Agreements or Swap Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements or Swap Obligations, (a) for any date on or after the date such Hedging Agreements or Swap Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements or Swap Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements or Swap Obligations (which may include a Lender or any Affiliate of a Lender).

“Tax Stamp”: any tax stamp, excise tax stamp, adhesive stamp, meter stamp and similar stamp, regardless of whether fixed or unaffixed, which in each case evidence the valid and effective payment of taxes with respect to Tobacco Inventory to applicable Governmental Authorities.

“Tax Stamp Reserves”: as of any date of determination, such amounts as either Collateral Management Agent may from time to time establish and revise in its Permitted Discretion, with respect to the sum of the “net stamp tax obligations” in each jurisdiction in which the Borrower purchases Tax Stamps, wherein the “net stamp tax obligations” for such jurisdiction are equal to the aggregate obligations and liabilities owing to any Governmental Authority in such jurisdiction for purchases of Tax Stamps (including any checks or instruments of payment issued by or on behalf of the Borrower which are held by such Governmental Authorities and not yet submitted for presentment and collection and the aggregate obligations and liabilities owing to any Governmental Authority in such jurisdiction based on an audit of the Borrower’s monthly Tax Stamp report delivered to any Governmental Authority in such jurisdiction, but excluding all such obligations and liabilities owing to any Governmental Authority in such jurisdictions as determined by Administrative Agent in its commercially reasonable discretion, exercised in good faith); provided that, to the extent that any surety bonds have been issued to or for the benefit of any Governmental Authority in a jurisdiction with respect to which Administrative Agent has implemented a Tax Stamp Reserve, the Tax Stamp Reserve with respect to such Governmental Authority in such jurisdiction shall be equal to the greater of (a) the aggregate obligations and liabilities owing to such Governmental Authority in such jurisdiction and (b) the face amount of the surety bonds issued to or for the benefit of such Governmental Authority in such jurisdiction.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority having the authority to tax, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to Term SOFR.

“Term SOFR”:

(a)        for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)        for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided further that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”: the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan”: a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate”: the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Test Period”: on any date of determination, the period of four consecutive Fiscal Quarters (or, during a Dominion Period, twelve consecutive Fiscal Months) of the Company then most recently ended for which financial statements have been delivered or were required to be delivered, taken as one accounting period.

“Tested Restricted Payments”: as defined in Section 6.6(c).

“TMSA Account”: that escrow account of the Company the balance of which consists exclusively of (and is established as an account solely for the purposes of holding), amounts required to comply with the Master Settlement Agreement entered into on November 23, 1998, by and among the respective officials of each Settling State (as defined therein), Brown & Williamson Tobacco Corporation, Lorillard Tobacco Borrower, Philip Morris Incorporated, R.J. Reynolds Tobacco Borrower, Liggett Group Inc., and Commonwealth Brands, Inc.

“Tobacco Inventory”: Inventory consisting of tobacco based products (such as cigars, pipe tobacco, chewing tobacco, and snuff) and any Tax Stamps permanently affixed thereto (with it being acknowledged and agreed that smoking and tobacco related inventory which is not tobacco based (such as e-cigarettes, vape pens, vape liquid, etc.) constitutes Inventory but does not constitute Tobacco Inventory).

“Total Credit Commitments”: the Total Revolving Credit Commitments and the LILO Commitments. The Total Credit Commitments on the Closing Date are $75,000,000.

“Total Credit Exposure”: as of any date of determination, the (i) Total Revolving Credit Exposure and (ii) each LILO Lender’s LILO Loans outstanding as of such date.

“Total LILO Commitments”: as of any date of determination, the aggregate amount of each LILO Lender’s LILO Commitments.

“Total Revolving Credit Commitments”: as of any date of determination, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: as of any date of determination, the aggregate amount of the Revolving Credit Exposure of all Revolving Lenders outstanding as of such date.

“TPB Designated Accounts”: means each Inventory Proceeds Bank Account, as defined in the Inventory Services Agreement, into which all proceeds of sales of Inventory shall be initially deposited in accordance with the terms thereof.

“TPB Group” the Company and each of its Restricted Subsidiaries (other than the Borrower).

“Trading with the Enemy Act”: the Trading with the Enemy Act of the United States, codified at 12 U.S.C. §§ 95a-95b and 50 U.S.C. App. §§ 1-44.

“Transactions”: collectively, (a) the Inventory Transfer as contemplated by that certain Transfer and Contribution Agreement, the entering into of the Inventory Services Agreement, the entering into of the Leases, and the execution delivery of this Agreement and the other Loan Documents and the extensions of credit contemplated hereunder and (b) the payment of fees and expenses in connection therewith.

“Transfer and Contribution Agreement”: that certain Transfer and Contribution Agreement, dated as of November 7, 2023, by and between the Company and the Borrower, which effectuates the Inventory Transfer.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to any Term Benchmark or Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York, or the Uniform Commercial Code (or similar code or statute) of another United States jurisdiction to the extent it may be required to apply to any item or items of Collateral.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “US”: the United States of America.

“Unreimbursed Amount”: as defined in Section 2.4(c)(i).

“Unrestricted Cash”: Cash and Cash Equivalents that do not constitute Restricted Cash.

“Unrestricted Subsidiary”: any Subsidiary of the Company that has been designated as ‘unrestricted’ in accordance with any documentation governing Material Debt of the Company.

“U.S. Dollars” and “$”: lawful currency of the United States.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 9.19.

“U.S. Tax Compliance Certificate”: as defined in Section 2.16(e)(ii)(B)(3).

“Voting Stock”: with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary”: of any person shall mean a subsidiary of such person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Company that is a Wholly Owned Subsidiary of the Company.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2         Other Definitional Provisions

(a)         Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)         As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i)         the words “hereof,” “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of thereof;

(ii)        Section, Schedule and Exhibit references refer (A) to the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii)       the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)       the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v)        the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi)       unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii)     unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii)    capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(c)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)         The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Bank Product Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable).

(f)          The expression “refinancing” and any other similar terms or phrases when used herein shall include any exchange, refunding, renewal, replacement, defeasance, discharge or extension.

(g)         Unless otherwise specified, all times specified in this Agreement or any other Loan Document shall be New York City time.

Section 1.3          Classification of Loans and Borrowings

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term Benchmark Loan”).

Section 1.4          Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.5          Rounding

Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6          Certifications

All certifications to be made hereunder by an officer or representative of the Borrower shall be made by such person in his or her capacity solely as an officer or a representative of the Borrower, on the Borrower’s behalf and not in such Person’s individual capacity.

Section 1.7          Letter of Credit Amounts

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION II AMOUNT AND TERMS OF COMMITMENTS

Section 2.1          Credit Commitments

(a)         Subject to the terms and conditions set forth herein, including Section 2.1(b) and Section 2.1(c) below, each (1) Lender severally agrees to make revolving credit loans (each, a “Revolving Credit Loan”) to the Borrower from time to time during the Availability Period in U.S. Dollars in an aggregate principal amount at any one time outstanding that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitments and (2) LILO Lender severally agrees to make a LILO Loan in U.S. Dollars to the Borrower during the LILO Availability Period in an aggregate principal amount not to exceed such LILO Lender’s LILO Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may (1) borrow, repay, prepay and reborrow Revolving Credit Loans during the Availability Period and (2) (i) borrow LILO Loans during the LILO Availability Period, (ii) repay and prepay LILO Loans solely to the extent no Revolving Credit Loans are outstanding at the time and (iii) reborrow LILO Loans during any LILO Availability Period.

(b)         Notwithstanding anything herein to the contrary, subject to Section 2.1(c), Revolving Credit Loans and LILO Loans shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Total Credit Exposure to exceed the Line Cap at such time.

(c)         In the event that (i) the Borrower is unable to comply with the limitation set forth in Section 2.1(b) or (ii) the Borrower is unable to satisfy the conditions precedent to the making of Revolving Credit Loans set forth in Section 4.2, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the applicable Lenders, to make Revolving Credit Loans to the Borrower, in either case solely in the event that either Collateral Management Agent in its Permitted Discretion deems the making of such Loans necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including expenses and fees, which Revolving Credit Loans may only be made as Base Rate Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Borrowing Request requesting an Agent Advance or otherwise makes an Agent Advance until the earlier of (x) the date the Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans, or obtain an amendment or waiver with respect thereto, (y) the date that is thirty (30) days after the funding of the initial Agent Advances and (z) the date the Required Revolving Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrower at such time, would exceed 5.0% of the Borrowing Base at such time or (II) when added to the Total Revolving Credit Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Credit Commitments at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and the Borrower shall have no right whatsoever to require that any Agent Advances be made. All Agent Advances and any Mandatory Borrowing resulting therefrom shall be allocated to (and deemed to constitute a Loan under) (A) to the extent Excess Revolving Credit Availability is greater than zero, the Revolving Credit Facility and (B) to the extent Excess Revolving Credit Availability is less than or equal to zero, the LILO Credit Facility. No funding or sufferance of an Agent Advance or a Mandatory Borrowing shall constitute a waiver by the Administrative Agent or the Lenders of any Event of Default otherwise existing. For the avoidance of doubt, an Agent Advance or Mandatory Borrowing shall not cause an Event of Default.

(d)        On any Business Day (but in any event no less frequently than once per week), the Administrative Agent may, in its sole discretion give notice to the Lenders that the Administrative Agent’s outstanding Agent Advances shall be funded with one or more Borrowings of Revolving Credit Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 7.1(f) or upon the exercise of any of the remedies provided in the last paragraph of Section 7.1), in which case one or more Borrowings of Revolving Credit Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all applicable Lenders pro rata based on each such Lender’s Applicable Lender Percentage (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 7.1) and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Administrative Agent for such outstanding Agent Advances. Each Lender hereby irrevocably agrees to make Revolving Credit Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Administrative Agent notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum Borrowing amounts otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, (v) the amount of the Borrowing Base at such time and (vi) whether such Lender’s Revolving Credit Commitment has been terminated at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under any Debtor Relief Law with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Administrative Agent such participations in the outstanding Agent Advances as shall be necessary to cause the applicable Lenders to share in such Agent Advances ratably based upon their respective Revolving Credit Commitments (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to the last paragraph of Section 7.1); provided that (x) all interest payable on the Agent Advances shall be for the account of the Administrative Agent until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after the time any purchase of participations is actually made and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Administrative Agent interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Effective Rate for the first three (3) days and at the interest rate otherwise applicable to Revolving Credit Loans maintained as Base Rate Loans hereunder for each day thereafter.

Section 2.2         Loans and Borrowings

(a)        Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Credit Commitments. The LILO Loans shall be made as part of a Borrowing consisting of LILO Loans of the same Type made by the LILO Lenders ratably in accordance with their respective LILO Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. Any Agent Advance shall be made in accordance with the procedures set forth in Section 2.1. For the avoidance of doubt, all Borrowings shall be made on a pro rata basis as among all then- outstanding tranches of Revolving Credit Commitments or LILO Commitments, as applicable, except that within the time periods proscribed by Section 2.3, the Borrower may request Borrowings of Revolving Credit Loans solely from Lenders having later-maturing Revolving Credit Commitments under extended tranches (on a pro forma basis) in order to pay interest and principal on outstanding Revolving Credit Loans under an earlier-maturing tranche on the applicable Maturity Date thereof.

(b)         Subject to Section 2.19, each Borrowing shall be comprised entirely of Base Rate Loans or Term Benchmark Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)         Each Term Benchmark Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $100,000. Each Base Rate Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not, at any time, be more than a total of ten (10) Term Benchmark Borrowings outstanding.

(d)         Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

Section 2.3         Requests for Borrowings

Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) in the case of a Term Benchmark Borrowing, three U.S. Government Securities Business Days prior to the date of the requested Borrowing or (ii) in the case of a Base Rate Borrowing, one Business Day prior to the date of the requested Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)         whether such Borrowing will be comprised of Revolving Credit Loans or LILO Loans;

(ii)        the aggregate amount of the requested Borrowing;

(iii)       the date of such Borrowing, which shall be a Business Day;

(iv)       whether such Borrowing is to be a Base Rate Borrowing or Term Benchmark Borrowing;

(v)        in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)       the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5;

(vii)      the Borrowing Base or the LILO Borrowing Base, as applicable, at such time; and

(viii)    in the case of a Base Rate Borrowing, whether the Revolving Credit Loans or the LILO Loan, as applicable, made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance).

If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

For the avoidance of doubt, the Borrower may only request Borrowings with respect to the LILO Borrowing Base when Excess Revolving Credit Availability is zero.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each applicable Lender under the relevant Facility of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. The Administrative Agent may act without liability upon the basis of communications submitted electronically of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrower.

Section 2.4         Letters of Credit

(a)          L/C Commitment.

(i)        Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.4, (1) from time to time on any Business Day during the Availability Period, to issue Letters of Credit, for the account of the Borrower, the Company or any Affiliate of the Borrower that is a Wholly Owned Subsidiary of the Company (provided that the Borrower hereby irrevocably agrees to be bound to reimburse the applicable L/C Issuer for amounts drawn on any Letter of Credit issued for the account of any such Affiliate) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section 2.4, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension, and no Revolving Lender shall be obligated to participate in any Letter of Credit, if, as of the date of such L/C Credit Extension, (1) the Total Revolving Credit Exposure would exceed the Total Revolving Credit Commitments, (2) the aggregate Revolving Credit Exposure of any Revolving Lender, would exceed such Lender’s Revolving Credit Commitment, (3) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit, (4) the Outstanding Amount of the L/C Obligations with respect to Letters of Credit issued by such L/C Issuer would exceed its L/C Commitment. Letters of Credit shall constitute utilization of the Revolving Credit Commitments or (5) the Revolving Credit Exposure would exceed the lesser of (x) 100% of the Borrowing Base and (y) the Revolving Credit Commitments. Notwithstanding the foregoing, the L/C Issuers have agreed to issue Letters of Credit to backstop the Designated Letters of Credit on the Closing Date and issue replacement Letters of Credit (for such Designated Letters of Credit), in each case, before the Availability Start Date and such Letters of Credit shall be Letters of Credit hereunder for all purposes.

(ii)        No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)       the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)       except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000;

(D)       such Letter of Credit is to be denominated in a currency other than U.S. Dollars;

(E)       such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)      any Revolving Lender is at such time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including reallocation of such Lender’s Applicable Lender Percentage of the outstanding L/C Obligations pursuant to Section 2.23(a)(iv) or the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii)      No L/C Issuer shall be under any obligation to amend or extend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(iv)       Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then-current expiration date of such Letter of Credit) and (B) the L/C Expiration Date.

(v)       Notwithstanding the foregoing, no L/C Issuer shall be under any obligation to issue any Letter of Credit unless no Event of Default has occurred and is continuing (it being understood that the making of a Letter of Credit shall constitute a representation and warranty by the Borrower as of the date of such Letter of Credit that the conditions set forth in this Section 2.4(a)(v) were satisfied as of the date of such Letter of Credit).

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)         Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of an L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. (New York City time) at least five Business Days (or such shorter period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)       Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a participation in such Letter of Credit in an amount equal to such Lender’s Applicable Lender Percentage of the amount of such Letter of Credit.

(iii)      If the Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto- Renewal Letter of Credit shall permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that such L/C Issuer shall not (x)permit any such renewal if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its renewed form under  the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.4(a) or otherwise) or (B)it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven (7) Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (y) be obligated to permit such renewal if it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.2 is not then satisfied, and in each such case directing such L/C Issuer not to permit such renewal.

(iv)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)         Drawings and Reimbursement; Funding of Participations.

(i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof, and such L/C Issuer shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If such L/C Issuer notifies the Borrower of any payment by such L/C Issuer under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower shall reimburse such L/C Issuer through the Administrative Agent not later than 3:00 p.m. (New York City time) on the next succeeding Business Day in an amount equal to the amount of such drawing; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the second succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such Letter of Credit. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of such payment date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Lender’s Applicable Lender Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on such payment date in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the aggregate unused Revolving Credit Commitments and the conditions set forth in Section 4.2 (other than delivery of a Borrowing Request). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this clause (i) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)        Each Revolving Lender (including each Revolving Lender acting as an L/C Issuer) shall upon any notice pursuant to paragraph (c)(i) of this Section 2.4 make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to its Applicable Lender Percentage of the relevant Unreimbursed Amount not later than 3:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of paragraph (c)(iii) of this Section 2.4, each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent  shall remit the funds so received to the applicable L/C Issuer in accordance with the instructions provided to the Administrative Agent by such L/C Issuer (which instructions may include standing payment instructions, which may be updated from time to time by such L/C Issuer, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(iii)      With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Loans under the Revolving Credit Facility. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to paragraph (c)(i) of this Section 2.4 shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.4.

(iv)       Until each Revolving Lender funds its Revolving Credit Loan or L/C Advance to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Lender Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)       Each Revolving Lender’s obligations to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this paragraph (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Credit Loans pursuant to this paragraph (c) is subject to the conditions set forth in Section 4.2. No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under such Letter of Credit, together with interest as provided herein.

(vi)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in paragraph (c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)         Repayment of Participations.

(i)        If, at any time after an L/C Issuer has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its L/C Advance in respect of such payment in accordance with Section 2.4(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Lender Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in like funds as received by the Administrative Agent.

(ii)        If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.4(c)(i) is required to be returned under any of the circumstances described in Section 9.15 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Lender Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)         Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)         any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii)        the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v)        any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)         Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or wilful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such L/C Issuer shall be liable or responsible for any of the matters described in Section 2.4(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such L/C Issuer’s gross negligence or wilful misconduct or such L/C Issuer’s wilful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)         Applicability of ISP98. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(h)         Conflict with L/C Application. In the event of any conflict between the terms of this Agreement and the terms of any L/C Application, the terms hereof shall control.

(i)          Reporting. Not later than the third (3rd) Business Day following the last day of each week (or at such other intervals as the Administrative Agent and the applicable L/C Issuer shall agree), each L/C Issuer shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such L/C Issuer during such month.

(j)          Replacement of an L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.10(c). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then-existing Letter of Credit.

Any L/C Issuer may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Revolving Lenders and the Borrower. After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then-existing Letter of Credit.

(k)         Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account or accounts established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(f). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower in respect of the Revolving Credit Facility under this Agreement. In addition, and without limiting the foregoing or paragraph (d) of this Section 2.4, if any L/C Obligations remain outstanding after the expiration date specified in said paragraph (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date, plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Advances for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), after satisfaction in full of any and all Obligations in respect of any issued and outstanding Letters of Credit or Unreimbursed Amounts, be applied to satisfy other obligations of the Borrower in respect of the Revolving Credit Facility under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(l)         Letters of Credit Issued for account of Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an Affiliate of the Borrower that is the Company or a Wholly Owned Subsidiary of the Company, the Borrower shall be obligated as a primary obligor to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Affiliate. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Affiliates of the Borrower that is the Company or are Wholly Owned Subsidiaries of the Company inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Affiliates. To the extent that any Letter of Credit is issued for the account of any Affiliate of the Borrower that is the Company or a Wholly Owned Subsidiary of the Company, the Borrower agrees that (i) such Affiliate shall have no rights against the L/C Issuer, the Administrative Agent or any Lender, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have the sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the L/C Issuer, cause such Affiliate to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.

Section 2.5          Funding of Borrowings

(a)         Except for Borrowings to be made as an Agent Advance, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower in the applicable Borrowing Request; provided that if on the date of such Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any L/C Borrowings, and second, to the Borrower as provided above.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.6          Interest Elections

(a)         Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that, if the Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as Base Rate Loans and if the Borrower requests a Borrowing of Term Benchmark Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)        To make an election pursuant to this Section 2.6, the Borrower shall notify the Administrative Agent of such election electronically by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request submitted electronically shall be irrevocable.

(c)         Each Interest Election Request submitted electronically shall specify the following information in compliance with Section 2.2:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)        the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)       whether the resulting Borrowing is to be a Base Rate Borrowing or a Term Benchmark Borrowing; and

(iv)       if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)         Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein at the end of such Interest Period, such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (y) unless repaid, each Term Benchmark Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

Section 2.7         Termination or Reduction or Reallocation of Commitments

(a)         Unless previously terminated, the Revolving Credit Commitments and the LILO Commitments shall terminate on the applicable Maturity Date.

(b)         The Borrower may, at any time and from time to time without premium or penalty, terminate or reduce, the Revolving Credit Commitments under any Revolving Credit Facility or the L/C Sublimit; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 (or the remainder of such Revolving Credit Commitments); (ii) the Revolving Credit Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.9, the Total Revolving Credit Exposure would exceed the Line Cap at such time; (iii) the L/C Sublimit shall not be terminated or reduced if, after giving effect thereto, the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit; and (iv) any termination or permanent reduction of any Revolving Credit Commitments pursuant to this Section 2.7 shall be applied ratably as set forth in paragraph (c) of this Section 2.7; provided further that, upon any such partial reduction of the L/C Sublimit, unless the Borrower, the Administrative Agent and the applicable L/C Issuers otherwise agree, the amount of the L/C Commitments of the L/C Issuers will be reduced proportionately by the amount of such reduction. For avoidance of doubt, upon termination of the Revolving Credit Commitments, the L/C Commitments shall automatically terminate.

(c)         To the extent the LILO Commitment is undrawn, the Borrower may, at any time and from time to time without premium or penalty, terminate or reduce the LILO Commitments; provided that (i)each reduction of the LILO Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 (or the remainder of such LILO Commitments).

(d)         The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments and/or LILO Commitments, as applicable, under any Revolving Credit Facility or the L/C Sublimit pursuant to paragraphs (b) and (c) of this Section 2.7 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.7 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments, the LILO Commitments or the L/C Sublimit delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction and such notice may be extended or rescinded. Any termination or reduction of the Revolving Credit Commitments, the LILO Commitments or the L/C Sublimit shall be permanent. Each reduction of the Revolving Credit Commitments under any Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.18) shall be made ratably among the Lenders holding Revolving Credit Commitments under such Revolving Credit Facility. Each reduction of the LILO Commitments (other than any such reduction resulting from the termination of the LILO Commitment of any LILO Lender as provided in Section 2.18) shall be made ratably among the Lenders holding LILO Commitments.

Section 2.8          Repayment of Loans; Evidence of Debt

(a)         The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan and LILO Loan of such Lenders on the applicable Maturity Date.

(b)         Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)         The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)         The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.8 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts maintained by the Administrative Agent pursuant to paragraph (c) and the accounts of any Lender pursuant to paragraph (b) in respect of such matters, the accounts of the Administrative Agent shall control in the absence of manifest error.

(e)        Any Lender may request in writing through the Administrative Agent that the Loans made by it hereunder be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more Note in such form payable to the payee named therein (or its registered assigns).

Section 2.9          Prepayment of Loans

(a)          The Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Section 2.15), subject to prior notice in accordance with paragraph (c) of this Section 2.9.

(b)         Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.9; provided that optional prepayments shall be applied (i) first, to accrued interest on the amount of Revolving Credit Loans prepaid, (ii) second, to the outstanding principal amount of Revolving Credit Loans, (iii) third, to accrued interest on the amount of LILO Loans prepaid and (iv) fourth, to the outstanding principal amount of LILO Loans.

(c)          The Borrower shall notify the Administrative Agent electronically of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion) or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day prior to the date of prepayment (or such later time and/or date as may be agreed by the Administrative Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction and any such notice may be extended or rescinded. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. Each repayment of a Borrowing shall be applied to the Loans included in the repaid Borrowing such that each Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment based upon the respective (x) Revolving Credit Exposures or (y) outstanding LILO Loans, as applicable, of the Lenders holding Loans included in such repaid Borrowing at the time of such repayment. Notwithstanding anything to the contrary in this Agreement, after any Extension, the Borrower may voluntarily prepay any Borrowing of non-extended Revolving Credit Loans (and terminate the related Revolving Credit Commitment) pursuant to which the related Extension Offer was made without any obligation to prepay the corresponding Revolving Credit Loans subject to such Extension Offer or may voluntarily prepay any Borrowing of any such Revolving Credit Loans (and terminate the related Extended Revolving Credit Commitment) pursuant to which the related Extension Offer was made without any obligation to voluntarily prepay the corresponding nonextended Revolving Credit Loan.

Section 2.10        Fees

(a)        Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lenders) in accordance with its Applicable Lender Percentage, a commitment fee for the period from the Closing Date to but excluding the Maturity Date (or such earlier date on which the Revolving Credit Commitments shall have expired or terminated) equal to the Commitment Fee Rate multiplied by a fraction, the numerator of which is the number of days to the applicable fiscal quarter and the denominator of which is 360, and then multiplied by the amount, if any, by which the Average Facility Balance with respect to the Revolving Credit Facility for such Fiscal Quarter (or portion thereof that the Revolving Credit Commitments are in effect) is less than the aggregate amount of the Revolving Credit Commitments; provided that if the Revolving Credit Commitments are terminated on a day other than the first day of a Fiscal Quarter, then any such fee payable for the Fiscal Quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. Accrued Commitment Fees shall be payable in arrears on the first day of each January, April, July and October of each year and on the date on which the Revolving Credit Commitments terminate, commencing on January 1, 2023. All Commitment Fees shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)         Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent for its own account, the fees with respect to the Revolving Credit Facility described in the Fee Letter.

(c)         L/C Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) which shall accrue at a rate per annum equal to the Applicable Margin then applicable to Revolving Credit Loans that are Term Benchmark Loans on the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Maturity Date of the Revolving Credit Facility and the date on which such Lender ceases to have any L/C Obligations; provided that any L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Applicable Lender Percentage allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Accrued L/C Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Maturity Date of the Revolving Credit Facility; provided that any such fees accruing after such Maturity Date shall be payable on demand. Notwithstanding anything herein to the contrary, while any Event of Default exists, all L/C Fees shall accrue at the applicable Default Rate.

(d)         L/C Fronting Fees. The Borrower agrees to pay to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer at a rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer on the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), during the period from and including the Closing Date to but excluding the later of the Maturity Date of the Revolving Credit Facility and the date on which such L/C Issuer ceases to have any L/C Obligations. Fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the fifth (5th) Business Day following such last day, commencing on the first such date to occur after the Closing Date, and on the Maturity Date of the Revolving Credit Facility; provided that any such fees accruing after such Maturity Date shall be payable on demand. In addition, the Borrower agrees to pay to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such L/C Issuer within three (3) Business Days after its demand therefor and are nonrefundable.

(e)         LILO Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each LILO Lender (other than any Defaulting Lender), in accordance with its Applicable Lender Percentage, a commitment fee for the period from the Closing Date to but excluding the Maturity Date (or such earlier date on which the LILO Commitments shall have expired or terminated) equal to the LILO Commitment Fee Rate multiplied by a fraction, the numerator of which is the number of days to the applicable fiscal quarter and the denominator of which is 360, and then multiplied by the amount, if any, by which the Average Facility Balance with respect to the LILO Credit Facility for such Fiscal Quarter (or portion thereof that the LILO Commitments are in effect) is less than the aggregate amount of the LILO Commitments; provided that if the LILO Commitments are terminated on a day other than the first day of a Fiscal Quarter, then any such fee payable for the Fiscal Quarter in which termination shall occur shall be paid on the effective date of such termination and shall be based upon the number of days that have elapsed during such period. Accrued Commitment Fees shall be payable in arrears on the first day of each January, April, July and October of each year and on the date on which the LILO Commitments terminate, commencing on January 1, 2023. All Commitment Fees shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(f)         All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

Section 2.11        Mandatory Prepayments

(a)         Subject to Section 2.1(c), if for any reason, at any time the Total Credit Exposure exceeds the Line Cap, the Borrower shall within two (2) Business Days after receipt of written notice thereof from the Administrative Agent prepay, (i) first, the Revolving Credit Loans (or otherwise reduce Revolving Credit Exposure in an aggregate amount equal to the amount that Total Revolving Credit Exposure exceeds the Line Cap) and (ii) second, the LILO Loans.

(b)         Amounts to be applied pursuant to this Section 2.11 shall be applied to reduce Total Credit Exposure; provided that such amounts shall be applied (A) first, to prepay outstanding Revolving Credit Loans consisting of Base Rate Loans and thereafter, to prepay outstanding Revolving Credit Loans that are Term Benchmark Loans (in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15) and (B) second, to prepay outstanding LILO Loans consisting of Base Rate Loans and thereafter, to prepay outstanding LILO Loans that are Term Benchmark Loans (in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15). No permanent reduction of Revolving Credit Commitments or the LILO Commitments will be required in connection with any prepayment pursuant to this Section 2.11.

Section 2.12        Interest

(a)         Subject to Section 9.17, each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans, and each Term SOFR Loan shall bear interest at a rate per annum equal to Term SOFR plus the Applicable Margin for Term SOFR Loans.

(b)         The Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section 2.12, (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section 2.12 or (iii) in the case of L/C Fees, a rate equal to the rate otherwise payable pursuant to Section 2.10(c) plus 2.00% per annum.

(c)         Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Credit Commitments and/or the LILO Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (b) of this Section 2.12 shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Borrowing that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments or the LILO Commitments, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)         All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be, in the case of Base Rate Loans bearing interest based on the Prime Rate).

(e)        Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.22, as applicable, Loans extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Extension Amendment to the extent a different interest rate is specified therein.

Section 2.13        [Reserved]

Section 2.14        Increased Costs

(a)          Increased Costs Generally. If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)        subject the Administrative Agent or any Lender to any Taxes (other than (A)Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or are franchise Taxes or branch profits Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)       impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and

(iv)       the result of any of the foregoing shall be to increase the cost to such Lender or Administrative Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to, or to reduce the amount of any sum received or receivable by, such Lender or Administrative Agent hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or Administrative Agent, the Borrower will pay to such Lender or Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

For purposes of this Section 2.14, the term “Lender” includes any L/C Issuer.

(b)         Capital and Liquidity Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender, any of its applicable lending offices or its holding company or such L/C Issuer or its holding company, as the case may be, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital for such Lender or its holding company or such L/C Issuer or its holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or its holding company or such L/C Issuer or its holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies or such L/C Issuer’s or its holding company’s policies, as applicable, with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or its holding company or such L/C Issuer or its holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate promptly (but in any event within ten days) after receipt thereof.

(d)         Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15        Compensation for Losses

In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16        Taxes

(a)         All payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable withholding agent shall be required (as determined by such applicable withholding agent in its good faith discretion) by applicable Law to deduct or withhold any Taxes in respect of any such payments, then (i) in the case of deduction or withholding for Indemnified Taxes, the sum payable shall be increased by the Borrower as necessary so that after making all such required deductions or withholdings (including such deductions and withholdings applicable to additional sums payable under this Section 2.16(a)) each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make or cause to be made such deductions or withholdings and (iii) the applicable withholding agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)         In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)         The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing,

(A)       any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding Tax;

(B)       any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US federal withholding Tax pursuant to such Tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Documents are effectively connected with such Lender’s conduct of a US trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)       to the extent a Foreign Lender is not the beneficial owner (for example, where such Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and not a participating Lender, and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner(s);

(C)       any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other documentation prescribed by applicable Law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction, if any, required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to US federal withholding Tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by any applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)      The Administrative Agent and any successor thereto shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon reasonable request of the Borrower) (i) if the Administrative Agent (or such successor to the Administrative Agent) is a US Person, one executed copy of IRS Form W-9 certifying that it is exempt from US federal backup withholding, or (ii) if the Administrative Agent (or such successor to the Administrative Agent) is not a US Person, (A) one executed copy of IRS Form W-8ECI with respect to any amounts payable under any Loan Document to the Administrative Agent for its own account, and (B) one executed copy of IRS Form W-8IMY with respect to any amounts payable under any Loan Document to the Administrative Agent for the account of any Lender, certifying that it is a “U.S. branch” and may be treated as a US Person for purposes of applicable U.S. federal withholding Tax.

(iv)      Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(v)        Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(e).

(vi)       Notwithstanding any other provision of this Section 2.16(e), neither the Administrative Agent nor any Lender shall be required to deliver any documentation that the Administrative Agent or such Lender, as applicable, is not legally eligible to deliver.

(f)          [Reserved].

(g)         If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.16 or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over an amount equal to such refund to the Borrower within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, shall promptly repay the amount paid over to the Borrower pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will the Administrative Agent or such Lender be required to pay any amount to the Borrower pursuant to this Section 2.16(g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)         Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the LILO Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)          For purposes of this Section 2.16, the term “applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.

Section 2.17        Payments Generally; Pro Rata Treatment; Sharing of Set-offs

(a)         The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment or if no such time is expressly required, prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices as specified from time to time to the Borrower, except that payments pursuant to Section 2.14, 2.15, 2.16 or 9.3 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in U.S. Dollars.

(b)         If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowing, interest and fees then due hereunder, in each case, other than in respect of LILO Loans, such funds shall be applied (i) first, to pay such interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, to pay principal or unreimbursed L/C Borrowings then due hereunder, in each case, other than in respect of LILO Loans, ratably among the parties entitled thereto in accordance with the amounts of such principal and/or unreimbursed L/C Borrowings, as applicable, then due to such parties, (iii) third, towards payment of interest and fees in respect of LILO Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such interest and fees then due to such parties and (iv) fourth, towards the payment of principal of LILO Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties.

(c)         If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or its participations in Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or Letters of Credit and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and/or subparticipations in the participations in Letters of Credit, as the case may be, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.18(b) or (c) and 2.22 or pursuant to the terms of any Extension Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted under this Agreement; provided further that (i) no Lender obtaining any payment on account of its Revolving Credit Exposure that would otherwise be subject to this clause (c) shall be obligated to purchase any participation in any LILO Loan pursuant to this clause (c) and (ii) if any Lender obtains any payment on account of its LILO Obligations that would otherwise be subject to this clause(c) at any time that any Revolving Credit Exposure is outstanding, in lieu of purchasing participation, such Lender shall turn such amount over to the Administrative Agent for application in the same order as provided in Section 2.21. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of clause (b)(i) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 2.17(c) shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Revolving Credit Commitment(s), LILO Commitment(s) or Loan(s) to which such participation relates.

(d)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b), 2.17(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender or such L/C Issuer to satisfy such Lender’s or such L/C Issuer’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18        Mitigation Obligations; Replacement of Lenders

(a)        If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 2.16, then such Lender or L/C Issuer, as applicable, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise cause economic, legal or regulatory disadvantage to such Lender or L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable and documented out-of- pocket costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)        If (x) any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts (in each case other than in respect of Other Taxes) to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, and in each case such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), (y) any Lender ceases to make any Term Benchmark Loans as a result of any condition described in Section 2.20(b) or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.14 or 2.16) and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent for an Assignment and Assumption would be required by the Administrative Agent pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments or (ii) so long as no Event of Default shall have occurred and be continuing, (1) terminate the Revolving Credit Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Lender as of such termination date, provided that, no such termination and reduction shall be permitted unless the Fronting Exposure of each L/C Issuer with respect to such Lender’s participations in Letters of Credit is Cash Collateralized to the satisfaction of such L/C Issuer or (2) terminate the LILO Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans held by such Lender as of such termination date, as applicable. A Lender shall not be required to make any such assignment and delegation, or to have its Revolving Credit Commitments or LILO Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to terminate such Revolving Credit Commitments or LILO Commitments and repay such obligations, cease to apply.

(c)          If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders and with respect to which the Required Lenders (or Required Revolving Lenders or Required LILO Lenders, as applicable) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Revolving Credit Commitments or LILO Commitments, as applicable, hereunder to one or more Eligible Assignees reasonably acceptable to the Administrative Agent; provided that (A) all Obligations (other than Obligations in respect of any Bank Product Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non- Consenting Lender concurrently with such assignment, (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrower, such Non- Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent if so required thereunder); provided that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non- Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Obligations in respect of any Bank Product Obligations, contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender, (D) the Borrower shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination or (ii) so long as no Event of Default shall have occurred and be continuing, terminate the Revolving Credit Commitments or LILO Commitments, as applicable, of such Non-Consenting Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and Revolving Credit Commitments or LILO Commitments, as applicable, held by such Non-Consenting Lender as of such termination date; provided that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d)        Each Lender agrees that if it is replaced pursuant to this Section 2.18, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 2.18 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.18.

(e)         Notwithstanding anything in this Section 2.18 to the contrary, any Revolving Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit.

Section 2.19        Benchmark Replacement Setting

(a)        Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(b)      Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.19(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.

(d)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including any Term Benchmark) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.20        Inability to Determine Rates; Illegality

(a)          Subject to Section 2.19, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined in accordance with the terms of this Agreement on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended (to the extent of the affected Term Benchmark Loans or, in the case of a Term Benchmark Borrowing, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans (to the extent of the affected Term Benchmark Loans or, in the case of a Term Benchmark Borrowing, the affected Interest Periods) or, failing that, in the case of any request for an affected Term Benchmark Borrowing, then such request shall be ineffective and (ii) any outstanding affected Term Benchmark Loans will be deemed to have been converted into Base Rate Loans. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 2.15. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined in accordance with the terms of this Agreement on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)        If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term Benchmark Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended, and (b) the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause(c) of the definition of “Base Rate”), on the Interest Payment Date therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay any additional amounts required pursuant to Section 2.15.

Section 2.21        Cash Management

(a)

(i)        Within 10 days after the Closing Date (subject to any extension as may be agreed by the Administrative Agent), the Borrower shall establish Designated Deposit Accounts in the Borrower’s name with (x) with the Additional Collateral Agent or (y) with the prior written consent of each Collateral Management Agent, one or more financial institutions selected by the Borrower, reasonably satisfactory to the Administrative Agent and, in each case, located in the United States (the “Collection Banks”).

(ii)        Within 90 days after the Closing Date (subject to any extension as may be agreed by the Administrative Agent), the Borrower, the Collateral Agent and the Collection Banks will enter into Cash Management Control Agreements with respect to all Designated Deposit Accounts then in existence, and thereafter will maintain, separate Cash Management Control Agreements with respect to all Designated Deposit Accounts and any other deposit account from time to time owned by the Borrower; provided that if such Cash Management Control Agreements are not obtained within 90 days after the Closing Date (subject to any extension as may be agreed by the Administrative Agent), the Borrower shall be required to move such Designated Deposit Accounts to the Administrative Agent or such other Collection Bank that has executed such Cash Management Control Agreements. Additionally, within 60 days after the Closing Date (subject to any extension as may be agreed by the Administrative Agent) the Borrower shall cause the TPB Group to enter into Cash Management Control Agreements in favor of the Borrower with respect to the TPB Designated Accounts.

(iii)      The Borrower shall cause all receipts from the sale of Inventory to be deposited initially into the TPB Designated Accounts. On a monthly basis (or if a Dominion Period exists, on no less frequently than once per Business Day) such receipts, net of the Service Charge (as defined in the Inventory Services Agreement) if such Service Charge is then permitted to be paid pursuant to Section 6.6(c) shall be deposited into a Designated Deposit Account. All amounts received by the Borrower and any Collection Bank, in respect of any account, in addition to all other cash received from any other source, shall promptly upon receipt be deposited or swept into a Designated Deposit Account. The Borrower may close deposit accounts at any Collection Bank and/or open new deposit accounts at any Collection Bank, subject (in the case of opening any new deposit account) to the contemporaneous (or such longer period as the Administrative Agent may reasonably agree) execution and delivery to the Agents of a Cash Management Control Agreement consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Administrative Agent. Subject to Section 5.11, the Borrower shall ensure that the TPB Designated Accounts are subject to a control agreement between itself (as the secured party) and the Company, which account control agreement shall provide that the Borrower shall be entitled to sweep such account daily into a Designated Deposit Account at any time during a Dominion Period.

(b)         So long as no Dominion Period then exists in respect of which the Administrative Agent has delivered notice thereof as contemplated by the definition thereof, the Borrower shall be permitted to withdraw Cash and Cash Equivalents from Controlled Accounts to be used for working capital and general corporate purposes. If a Dominion Period exists and the Administrative Agent has delivered notice thereof as contemplated by the definition thereof, all collected amounts held in the Controlled Accounts shall be applied as provided in Section 2.21(c).

(c)         Each Cash Management Control Agreement relating to a Controlled Account shall include provisions that allow, during any Dominion Period, for all collected amounts held in such Controlled Account from and after the date requested by the Administrative Agent to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the Administrative Agent (each, an “Agent Deposit Account”). Subject to the terms of the respective Security Document, during any Dominion Period, all amounts received in an Agent Deposit Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order:

(i)         first, (A) to the payment of any fees, indemnities, costs, expenses and other amounts due and payable to the Administrative Agent, in its capacity as such, under any of the Loan Documents and (B) to repay or prepay outstanding Revolving Credit Loans advanced by the Administrative Agent on behalf of the Revolving Lenders pursuant to Section 2.1(c);

(ii)        second, to the extent all amounts referred to in preceding clause (i) have been paid in full, on a ratable basis, (A) to pay all accrued and unpaid interest due and payable on the Revolving Credit Loans and (B) to pay any fees, indemnities, costs, expenses and other amounts (other than principal) due and payable to the Revolving Lenders in their respective capacities as such, under any of the Loan Documents with respect to the Revolving Credit Loans;

(iii)      third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, on a ratable basis, (A) to repay the outstanding principal of Revolving Credit Loans (whether or not then due and payable), (B) to Cash Collateralize the L/C Obligations and solely to the extent there are applicable Reserves contained in the Borrowing Base, (C) to Pari Bank Product Obligations (including cash collateralization thereof);

(iv)        fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay or prepay outstanding LILO Loans advanced by the Administrative Agent on behalf of the LILO Lenders pursuant to Section 2.1(c);

(v)        fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, on a ratable basis, (A) to pay all accrued and unpaid interest due and payable on the LILO Loans and (B) to pay any fees, indemnities, costs, expenses and other amounts (other than principal) due and payable to the LILO Lenders in their respective capacities as such, under any of the Loan Documents with respect to the LILO Loans;

(vi)        sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of LILO Loans (whether or not then due and payable);

(vii)      seventh, to the extent all amounts referred to in preceding clauses (i) through (vi), have been paid in full, to pay other Bank Product Obligations that are not Pari Bank Product Obligations;

(viii)     eighth, to the extent all amounts referred to in preceding clauses (i) through (vii), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Secured Parties under any of the Loan Documents;

(ix)       ninth, to the extent all amounts referred to in preceding clauses (i) through (viii) inclusive, have been paid in full and so long as no Event of Default then exists, to be returned to the Borrower for the Borrower’s own account. Notwithstanding the foregoing, it is understood and agreed that (I) all Controlled Accounts may be subject to Liens permitted by Section 6.3(f) (it being understood that the Administrative Agent may establish a Reserve with respect to any such Lien if such Lien constitutes a First Priority Priming Lien) and (II) (x) if any fees are expressly permitted to be charged by the applicable bank or credit card or other merchant processor to the Borrower pursuant to the terms of any applicable agreement in connection therewith or (y) if any sales draft or sales transaction (or similar item) previously credited to a Controlled Account are returned to the applicable bank or processor, as applicable, such bank or processor may, in each case, to the fullest extent permitted by the applicable agreement or law, withdraw funds from such Controlled Account in the full amount of such fees or such returned item.

Notwithstanding the foregoing, the Administrative Agent may exclude Bank Product Obligations from the application described above if the Administrative Agent has not received a notice (including the type and amount of such Bank Product Obligations, together with such supporting documentation as the Administrative Agent may reasonably request) from the applicable Qualified Counterparty with respect to such Bank Product Obligations.

(d)         Subject to the terms and conditions of Section 9.3, all costs and expenses to effect the foregoing (including reasonable legal fees and disbursements of counsel) shall be paid by the Borrower.

(e)         Upon the termination of any Dominion Period, (i) the Administrative Agent agrees to promptly stop transferring amounts from the Controlled Accounts to accounts maintained with the Administrative Agent pursuant to this Section 2.21 and (ii) the Collection Banks shall promptly permit the Borrower to withdraw Cash and Cash Equivalents from Controlled Accounts to be used for Permitted Payments.

Section 2.22        Extensions of Revolving Credit Commitments

(a)         Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Revolving Credit Facility with Revolving Credit Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Revolving Credit Commitments under such Revolving Credit Facility with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Credit Commitments of such Revolving Credit Facility and otherwise modify the terms of such Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Credit Commitments (and related outstandings)) (each, an “Extension”, and each group of Revolving Credit Commitments, as so extended, as well as the original Revolving Credit Commitments of such Revolving Credit Facility (not so extended), being a “tranche”; any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments of such Revolving Credit Facility from which they were extended), so long as the following terms are satisfied with respect to each applicable Revolving Credit Facility: (i) except as to pricing (including interest rates, fees and funding discounts), conditions precedent and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Lender that agrees to an Extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings) (provided that (1) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility and (2) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than two different maturity dates), (ii) if the aggregate principal amount of Revolving Credit Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Revolving Credit Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer and (iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b)         Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “LILO Extension Offer”) made from time to time by the Borrower to all Lenders of any LILO Credit Facility with LILO Commitments with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the LILO Commitments under such LILO Credit Facility with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such LILO Extension Offers to extend the maturity date of each such Lender’s LILO Commitments of such LILO Credit Facility and otherwise modify the terms of such LILO Commitments pursuant to the terms of the relevant LILO Extension Offer (including by increasing the interest rate or fees payable in respect of such LILO Commitments (and related outstandings)) (each, an “LILO Extension”, and each group of LILO Commitments, as so extended, as well as the original LILO Commitments of such LILO Credit Facility (not so extended), being a “tranche”; any Extended LILO Commitments shall constitute a separate tranche of LILO Commitments from the tranche of LILO Commitments of such LILO Credit Facility from which they were extended), so long as the following terms are satisfied with respect to each applicable LILO Credit Facility: (i) except as to pricing (including interest rates, fees and funding discounts), conditions precedent and maturity (which shall be set forth in the relevant LILO Extension Offer), the LILO Commitment of any Lender that agrees to a LILO Extension with respect to such LILO Commitment extended pursuant to an Extension (an “Extended LILO Commitment”), and the related outstandings, shall be a LILO Commitment (or related outstandings, as the case may be) with the same terms as the original LILO Commitments (and related outstandings) (provided that (1) assignments and participations of Extended LILO Commitments and extended LILO Loans shall be governed by the same assignment and participation provisions applicable to LILO Commitments and LILO Loans of such LILO Credit Facility and (2) at no time shall there be LILO Commitments hereunder (including Extended LILO Commitments and any original LILO Commitments) which have more than two different maturity dates), (ii) if the aggregate principal amount of LILO Commitments in respect of which Lenders shall have accepted the relevant LILO Extension Offer shall exceed the maximum aggregate principal amount of LILO Commitments offered to be extended by the Borrower pursuant to such LILO Extension Offer, then the LILO Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such LILO Extension Offer, (iii) all documentation in respect of such LILO Extension shall be consistent with the foregoing and (iv) under no circumstance shall the Extended LILO Commitments and corresponding loans have a maturity date later than the Latest Maturity Date of the Revolving Credit Loans.

(c)        With respect to all Extensions and LILO Extensions consummated by the Borrower pursuant to this Section 2.22, (i) such Extensions and LILO Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer and LILO Extension Offer shall specify the minimum amount of (x) Revolving Credit Commitments of each Revolving Credit Facility to be tendered and (y) LILO Commitments of each LILO Credit Facility to be tendered. The transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Credit Commitments or Extended LILO Commitments on such terms as may be set forth in the relevant Extension Offer or LILO Extension Offer, as applicable) shall not require the consent of any Lender or any other Person (other than as set forth in clause (d) below), and the requirements of any provision of this Agreement (including Sections 2.2(c), 2.9 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or LILO Extension or any other transaction contemplated by this Section 2.22 shall not apply to any of the transactions effected pursuant to this Section 2.22.

(d)         No consent of any Lender or any other Person shall be required to effectuate any Extension or LILO Extension, other than the consent of the Borrower and each Lender agreeing to such Extension or LILO Extension with respect to one or more of its Revolving Credit Commitments or LILO Commitments (or a portion thereof), as applicable. All Extended Revolving Credit Commitments, Extended LILO Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with the other Facilities. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of (x) Revolving Credit Commitments of each Revolving Credit Facility or (y) LILO Commitments of each LILO Credit Facility, as applicable, so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.22.

(e)        In connection with any Extension or LILO Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension or LILO Extension, as applicable), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.22.

(f)         Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of Extended Revolving Credit Commitments, the Borrower may offer any Lender of a Revolving Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Revolving Credit Commitments into such Extended Revolving Credit Commitments of such Revolving Credit Facility; provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, (ii) such additional Extended Revolving Credit Commitments shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Revolving Credit Commitments, (iii) any Lender which elects to participate in a LILO Extension Facility pursuant to this clause (f) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent and the Borrower and (iv) any such additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents.

(g)        Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of Extended LILO Commitments, the Borrower may offer any Lender of a LILO Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its LILO Commitments into such Extended LILO Commitments of such LILO Credit Facility; provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, (ii) such additional Extended LILO Commitments shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended LILO Commitments, (iii) any Lender which elects to participate in a LILO Extension Facility pursuant to this clause (g) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent and the Borrower and (iv) any such additional Extended LILO Commitments shall be in an aggregate principal amount that is not less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents.

Section 2.23       Defaulting Lenders

(a)         Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable requirements of Law:

(i)         That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.2.

(ii)        Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section VII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (that is a Revolving Lender) to the applicable L/C Issuer(s); third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (that is a Revolving Lender) in accordance with Section 2.25; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) to the extent such Defaulting Lender is a Revolving Lender, Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Lenders or the applicable L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the applicable L/C Issuers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis (first to the Revolving Lenders and second to the LILO Lenders), prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. For avoidance of doubt, any Defaulting Lender that is a LILO Lender shall not have any obligations to the L/C Issuers.

(iii)      Certain Fees; Default Interest. That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender), (y) shall be limited in its right to receive L/C Fees as provided in Section 2.10(c) and (z) shall not be entitled to receive any interest at the Default Rate pursuant to Section 2.12(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such interest that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)      Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Lender Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the aggregate Outstanding Amount of the Revolving Credit Loans of any Non-Defaulting Lender, plus such Lender’s Applicable Lender Percentage of the Outstanding Amount of all L/C Obligations at such time, to exceed such Lender’s Revolving Credit Commitment. Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non- Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)         If the Borrower, the Administrative Agent and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees, or interest at the Default Rate pursuant to Section 2.12(b), accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         So long as any Revolving Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.24        Increases in Revolving Credit Commitments

(a)        Notice. At any time and from time to time, on one or more occasions, the Borrower may (on behalf of itself), by notice to the Administrative Agent, increase the aggregate principal amount of Revolving Credit Commitments with the then Latest Maturity Date (the “Incremental Revolving Facilities”, each such increase, an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(b)         Ranking. Incremental Facilities will rank pari passu in right of payment with the Revolving Credit Commitments and will be secured by the Collateral by Liens on a pari passu basis to the Liens that secure the Revolving Credit Commitments.

(c)       Size and Currency. The aggregate principal amount of Incremental Facilities on any date commitments with respect thereto are first received, assuming such commitments are fully drawn on the date of receipt thereof, will not exceed the Incremental Amount. Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $5,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Incremental Amount at such time. Any Incremental Facility shall be denominated in Dollars.

(d)         Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to) participate in any syndication of an Incremental Facility and may (but are not obligated to) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, choose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.24; provided that the lenders providing the Incremental Facilities will be reasonably acceptable to (i) the Borrower and (ii) the Administrative Agent (except that, in the case of clause (ii), only to the extent the Administrative Agent otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

(e)         Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Person providing such Incremental Facility and the Administrative Agent. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.24. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Loans evidenced thereby. This Section 2.24 shall supersede any provisions in Section 9.2 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f)         Conditions. The effectiveness of Incremental Facilities under this Agreement will be subject to the following conditions and any other conditions required by the Lenders providing such Incremental Facility, and measured on the date of the receipt of commitments under (assuming such commitments are fully drawn only on the date of receipt) such Incremental Facility:

(i)         no Event of Default shall have occurred and be continuing or would result therefrom; and

(ii)       the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and after giving effect to, the receipt of commitments in respect of such Incremental Facility.

(g)         Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. Each Incremental Facility will be documented as an increase to the applicable Revolving Credit Commitments and shall be on terms identical to those applicable to such Revolving Credit Facility except with respect to any arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders providing such Incremental Revolving Facility.

(h)         Adjustments to Revolving Credit Loans. On the effective date of each Incremental Facility, (i) if there are Revolving Credit Loans then outstanding, the Borrower shall prepay such Revolving Credit Loans (and pay any additional amounts required pursuant to Section 2.15 in connection therewith), and borrow Revolving Credit Loans from the Lender(s) providing such Incremental Revolving Facility, as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Revolving Credit Loans will be held ratably by the Revolving Lenders (including the Lender(s) providing such Incremental Revolving Facility) in accordance with their respective Revolving Credit Commitments after giving effect to the applicable Incremental Revolving Facility and (ii) if there are Letters of Credit then outstanding, the participations of the Revolving Lenders in such Letters of Credit will be automatically adjusted to reflect the Applicable Lender Percentages of all the Revolving Lenders (including the Lender(s) providing such Incremental Revolving Facility) after giving effect to the applicable Incremental Revolving Facility.

Section 2.25        Cash Collateral

(a)         Obligation to Cash Collateralize. Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, or upon request of the Administrative Agent or as otherwise required pursuant to Section 7.1, the Borrower shall, in each case, immediately Cash Collateralize the then-Outstanding Amount of all L/C Obligations in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, immediately upon the written request of the Administrative Agent or any applicable L/C Issuer (in each case, with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of such L/C Issuer with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)         Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower and, to the extent provided by any Lender, such Lender, hereby grants to (and subject to the control of) the Collateral Agent, for the benefit of the Agents, the applicable L/C Issuers and the applicable Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to paragraph (c) of this Section 2.25. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount or, if applicable, the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)          Application. Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section 2.25 or Section 2.23 or Section 7.1 or otherwise in respect of Letters of Credit shall be applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)         Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.4(b)(vi))), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that (A) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 7.1(a) or (f) or an Event of Default and (B) the Person providing Cash Collateral and the applicable L/C Issuer(s) may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations hereunder.

SECTION III REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date and at the time of each Credit Extension that:

Section 3.1          No Material Adverse Effect

Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.2          Existence, Qualification and Power; Compliance with Laws

The Borrower (a) is a Person duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation to the extent such concept exists in such jurisdiction, (b) has all requisite organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower has no Subsidiaries.

Section 3.3          Authorization; No Contravention

The execution, delivery and performance the Borrower of each Loan Document to which the Borrower is a party and the execution, delivery and performance of the Inventory Services Agreement (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of the Borrower’s Organization Documents, (ii) conflict with or result in any breach or contravention of, trigger the creation of any Lien (other than any Permitted Lien), or require any payment to be made under (x) any Contractual Obligation to which the Borrower is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (iii) violate any Law; except with respect to any violation, conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 3.4          Governmental Authorization

No material approval, consent, exemption, authorization, or other action by, notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement, the Inventory Services Agreement or any other Loan Document, the grant by the Borrower of the Liens granted by it pursuant to the Security Documents, the perfection (if and to the extent required by the Collateral Requirement) or maintenance of the Liens created under the Security Documents (including the priority thereof) or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) approval, consent, exemption, authorization, or other action by, or notice to, or filing necessary to perfect the Liens on the Collateral granted by the Borrower in favor of the Secured Parties (or release existing Liens) under applicable U.S. law, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in be in full force and effect pursuant to the Collateral Requirement) or (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 3.5          Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that have a reasonable likelihood of adverse determination and such determination either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 3.6         Binding Effect

This Agreement, the Inventory Services Agreement and each other Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower. This Agreement, the Inventory Services Agreement and each other Loan Document to which the Borrower is a party constitutes, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity or (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Borrower in favor of the Secured Parties.

Section 3.7          Taxes

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower has (i) paid any and all federal excise tax to the Alcohol and Tobacco Tax and Trade Bureau, as applicable and (ii) timely filed all tax returns required to have been filed, and has paid all Taxes levied or imposed upon it or its properties, income, profits or assets, that are due and payable, in each case including in its capacity as a withholding agent, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower, there is no proposed Tax deficiency or assessment against the Borrower that, if made would, individually or in the aggregate, have a Material Adverse Effect. For US federal income tax purposes, the Borrower is a wholly-owned direct subsidiary of a US Person that is a corporation and is treated as a “disregarded entity” within the meaning of US Treasury Regulations § 301.7701-3 for US federal income tax purposes.

Section 3.8          ERISA Compliance; Labor Matters

(a)         No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion/advisory letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.

(b)         Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (i) there are no strikes, or other labor disputes pending or, to the Borrower’s knowledge, threatened against the Borrower or the TPB Group, and (ii) the hours worked and payments made to employees of the Borrower or the TPB Group have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters and all payments due from the Borrower or the TPB Group or for which any claim may be made against the Borrower or the TPB Group on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or the TPB Group, as applicable, to the extent required by GAAP. The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or the TPB Group (or any predecessor) is a party or by which the Borrower or the TPB Group (or any predecessor) is bound.

(c)          Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, with respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained, contributed to or required to be contributed to by the Borrower or the TPB Group primarily for the benefit of any employees located outside of the United States (a “Foreign Plan”):

(i)         any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)        the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles (“Fully Funded”); and

(iii)       each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 3.9          Margin Regulations; Investment Company Act

(a)        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation T, U or X of the Board of Governors of the United States Federal Reserve System.

(b)          The Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.10        Use of Proceeds

The proceeds of the Revolving Credit Loans and the LILO Loans shall be used for general corporate and working capital purposes, including the purchase of Inventory and making Restricted Payments.

Section 3.11        Environmental Matters

Except as would not, individually or in the aggregate, result in a Material Adverse Effect:

(a)        The Borrower and the TPB Group are compliance with all Environmental Laws and have received and maintained in full force and effect all Environmental Permits required for their current operations.

(b)        No Hazardous Materials are present, or have been released by the Borrower or the TPB Group in, on, within, above, under, affecting or emanating from any real property currently or, to the Borrower’s knowledge, previously, owned, leased or operated by the TPB Group in a quantity, location, manner or state that would reasonably be expected to require any cleanup, investigation or remedial action by the Borrower or the TPB Group pursuant to any Environmental Laws.

(c)         No Environmental Claim is pending or, to the Borrower’s knowledge, threatened , with respect to or in connection with the Borrower or the TPB Group or any real properties now or previously owned, leased or operated by the Borrower or the TPB Group.

(d)         No properties now or, to the Borrower’s knowledge, previously owned, leased or operated by the Borrower or the TPB Group nor, to the Borrower’s knowledge, any property to which the Borrower or the TPB Group has transported or arranged for the transportation of any Hazardous Material is listed or, to the Borrower’s knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup, nor to the knowledge of the Borrower, is any such property anticipated or to the Borrower’s knowledge, threatened to be placed on any such list.

(e)          Neither the Borrower nor any member of the TPB Group have assumed or retained any Environmental Liability of any other Person.

Section 3.12        Disclosure

(a)         No report, financial statement, certificate or other information furnished in writing by or on behalf of the Borrower concerning the Borrower or the TPB Group, to any Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b)          As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.13        Security Documents

Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents, are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid, enforceable and perfected Lien on all right, title and interest of the Borrower in the Collateral described therein (to the extent that a Lien may be perfected by such filings and other actions).

Section 3.14        Solvency

On the date hereof after giving effect to the Transactions, and on the date of each Borrowing hereunder (after giving effect to such Borrowing), the Borrower is Solvent.

Section 3.15       Sanctions; Anti-Corruption

(a)         Each of the Borrower, and each member of the TPB Group is in compliance (i) in all material respects with applicable Anti-Corruption Laws and Anti-Money Laundering Laws, and (ii) with applicable Sanctions.

(b)        The Borrower and the TPB Group have implemented and maintains in effect policies and procedures designed to promote and achieve compliance in all material respects by the Borrower and each member of the TPB Group, and to the Borrower’s knowledge, their respective officers, directors, officers and employees with applicable Anti-Corruption Laws and Sanctions.

(c)          Neither the Borrower, nor any member of the TPB Group or any of their respective directors, officers or, to the Borrower’s knowledge, employees or agents that will act in any capacity in connection with the credit facility established hereby is a Sanctioned Person. None of the Borrower, nor any member of the TPB Group or any of their respective directors, officers or, to the Company’s knowledge, employees or agents will use the proceeds of the Revolving Credit Loans, LILO Loans or Letters of Credit in violation of applicable Anti-Corruption Laws or Sanctions. None of the Borrower or any member of the TPB Group is owned or controlled, directly or indirectly, by a Sanctioned Person, is located, organized or resident in a Sanctioned Country.

Section 3.16       Intellectual Property; Licenses, Etc.

Except as would not, individually or in the aggregate, result in a Material Adverse Effect:

(a)         The Borrower owns or possesses the right to use all of the trademarks, service marks, trade names, trade dress, logos, domain names and all good will associated therewith, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses, and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its business as currently conducted, without conflict with the rights of any other Person.

(b)         The Borrower holds all right, title and interest in and to such owned IP Rights free and clear of any Lien (other than Permitted Liens).

(c)         No slogan or other advertising device, product, process, method, substance, part or other material or activity now employed, or now contemplated to be employed, by the Borrower infringes upon, misappropriates or otherwise violates any rights held by any other Person.

Section 3.17        Inventory

Without limiting the statements contained in any Borrowing Base Certificate, the statements in each Borrowing Base Certificate are or will be (when such Borrowing Base Certificate is delivered) true and correct in all material respects. The Administrative Agent may rely, in determining which Inventory are Eligible Inventory, on all statements and representations made by the Borrower with respect thereto.

Section 3.18        Borrowing Base Calculation.

The calculation by the Borrower of each Borrowing Base and LILO Borrowing Base in any Borrowing Base Certificate delivered to the Administrative Agent and the valuation thereunder is complete and accurate in all material respects as of the date of such delivery.

Section 3.19        Deposit Accounts

Subject to Section 2.21, all deposit accounts owned by the Borrower shall be Controlled Accounts.

Section 3.20        Real Property

The Borrower owns no Real Property.

Section 3.21        Insurance. The property of the Borrower is insured with financially sound insurance companies (which may be Affiliates of the Borrower), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

Section 3.22        Financial Statements.

(a)        The annual financial statements of the Company and its Subsidiaries dated as of December 31, 2022 previously delivered to the Lenders and any annual financial statements of the Company and its Subsidiaries delivered hereunder: (A) were (or will be when delivered) prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (C) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP and (D) were (or will be when delivered) accompanied by a reconciliation that explains or otherwise shows in reasonable detail the differences between the information relating to the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(b)         The quarterly financial statements of the Company and its Subsidiaries for the period ended June 30, 2023 previously delivered to the Lenders and any quarterly financial Statements of the Company and its Subsidiaries delivered hereunder: (A) were (or will be when delivered) each prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes, except as otherwise expressly noted therein, (B) fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and (C) were (or will be when delivered) accompanied by a reconciliation that explains or otherwise shows in reasonable detail the differences between the information relating to the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Section 3.23       Certain Licenses. To the knowledge of the Borrower, the Company and each member of the TPB Group (in each case, to the extent that its business activities would require it to do so under applicable law) is a licensed distributor of Tobacco Inventory in each jurisdiction in which the conduct or nature of its business activities requires that it be a licensed distributor of Tobacco Inventory, and there is no licensing deficiency in any jurisdiction that would have a Material Adverse Effect.

SECTION IV CONDITIONS PRECEDENT

Section 4.1          Conditions to Closing Date and Initial Borrowing Date

The agreement of each Lender (including each L/C Issuer) to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction (or waiver in accordance with Section 9.2) of the following conditions precedent:

(a)          The Administrative Agent shall have received this Agreement, the Security Agreement, the Inventory Services Agreement, the Transfer and Contribution Agreement and the other Security Documents required to be executed on the Closing Date, in each case, executed and delivered by each party thereto.

(b)       The Inventory Services Agreement and the Leases shall have become effective, it being understood that the Administrative Agent shall have the benefit of all deliverables thereunder.

(c)        All fees and expenses in connection with the Revolving Credit Facility (including reasonable out-of-pocket legal fees and expenses) payable by the Borrower to the Lenders and the Agents on or before the Closing Date shall have been paid to the extent then due; provided that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least three (3) Business Days prior to the Closing Date.

(d)        The Administrative Agent shall have received a solvency certificate in the form of Exhibit H from the chief financial officer of the Company with respect to the solvency of the Borrower.

(e)         The Administrative Agent shall have received the following:

(i)          a copy of the charter or other similar Organization Document of the Borrower and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Borrower is organized or incorporated; and

(ii)        a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which the Borrower is organized, dated within thirty (30) days of the Closing Date, certifying that such Person is duly organized and in good standing under the laws of such jurisdiction; and

(iii)      a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating or partnership agreement of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation, partnership agreement or other constitutive documents of the Borrower have not been amended since the date the documents furnished pursuant to clause (i) above were certified and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower.

(f)         All UCC financing statements in the jurisdiction of organization of the Borrower and filings with the United States Copyright Office and the United States Patent and Trademark Office to be filed, registered or recorded to perfect the Liens intended to be created by any Security Document to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Agents in appropriate form for filing, registration or recording and the Collateral Agent shall have received all certificated pledged Capital Stock and instruments, in each case, constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank.

(g)         (i) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects and (ii) at least three days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.

(h)         The representations and warranties contained in (i) Section III hereof and (ii) Article VII of the Inventory Services Agreement shall be true and correct in all material respects (except to the extent qualified by materiality or Material Adverse Effect, in which case such representations shall be true and correct in all respects and except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (provided that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect).

(i)         The Agents shall have received, and be satisfied with, the final report in respect of the field exams conducted by Charter Diligence Group and appraisals conducted by Hilco Global.

(j)        The Borrower shall have delivered to the Administrative Agent the Closing Date Borrowing Base Certificate and after giving effect to the Transactions and any extensions of credit on the Closing Date, the Total Revolving Credit Exposure would not exceed the Line Cap.

(k)         The Administrative Agent shall have received an opinion from Milbank LLP, with respect to matters of New York law, certain aspects of Delaware law and the true sale nature of any transfers to the Borrower of Inventory from the Operating Companies on the Closing Date.

(l)         The Company and its Restricted Subsidiaries shall have Unrestricted Cash in an aggregate amount greater than or equal to (x) $90,000,000 minus (y) the aggregate principal amount of the Convertible Notes repaid or redeemed by the Company on and after July 1, 2023 and prior to the Closing Date.

(m)        The Borrower shall have delivered to the Administrative Agent an officer’s certificate certifying as to the matters set forth in subclauses (b), (h) and (l) of this Section 4.1 and that no Default or Event of Default has occurred or will result from the consummation of the Transactions.

(n)          The Refinancing shall have been consummated or substantially concurrently be consummated on the Closing Date.

(o)         The Borrower shall have Excess Availability no less than $50,000,000.

(p)          The Inventory Transfer shall have been consummated pursuant to the Transfer and Contribution Agreement.

Section 4.2         Conditions to Each Post-Closing Extension of Credit

The agreement of each Lender (including each L/C Issuer) to make any Credit Extension requested to be made by it hereunder on any date, excluding the Initial Borrowing Date, (other than (x) Agent Advances and (y) a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans) is subject to the satisfaction of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect).

(b)         No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(c)          Borrowing Notice; L/C Application. The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a written Borrowing Request or an L/C Application, as applicable, in accordance with the requirements hereof.

(d)          Borrowing Base Limitations. After giving effect thereto (and the use of the proceeds thereof) the Total Credit Exposure would not exceed the Line Cap at such time.

Each Borrowing of a Loan or issuance of a Letter of Credit (other than (x) Agent Advances and (y) a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

Notwithstanding anything in this Section 4.2 to the contrary, the effectiveness of any Extension Amendment shall be subject only to the conditions precedent set forth in Section 2.22 and to such conditions as are mutually agreed between the Borrower and the Lenders party to the Extension Amendment.

SECTION V AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitments hereunder, any Loan or other Obligation (other than contingent obligations not yet due and owing) hereunder which is accrued and payable shall remain unpaid or unsatisfied or any Letters of Credit have not expired or been canceled (without any pending drawings), the Borrower shall:

Section 5.1          Financial Statements, Certificates and Other Information

(a)          Deliver, or cause the Company to deliver, to the Administrative Agent for prompt further distribution to each Lender:

(i)         within 90 days after the end of each Fiscal Year of the Company (commencing with the Fiscal Year ending December 31, 2023) (or such later date as maybe be permitted for the filing of the Company’s Annual report on Form 10-K for the applicable fiscal year, but in no event later than 120 days after the end of each Fiscal Year of the Company), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations for such Fiscal Year, together with related notes thereto and management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Company, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of RSM US LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification, “going concern” exception or “going concern” explanatory paragraph (other than a “going concern” qualification, exception or explanatory paragraph resulting solely from an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered) or any qualification or exception paragraph as to the scope of such audit; provided that the foregoing financial statements are accompanied by a reconciliation that explains or otherwise shows in reasonable detail the differences between the information relating to the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand and are accompanied by consolidating financial statements that segregate out the Borrower; and

(ii)        in connection with each of the first three fiscal quarters of each Fiscal Year of the Company (commencing with the fiscal quarter ending September 30, 2023), within 45 days after the end of each such fiscal quarter (or such later date as maybe be permitted for the filing of the Company’s Quarterly report on Form 10-Q for the applicable fiscal quarter, but in no event later than 75 days after the end of each such fiscal quarter of each Fiscal Year of the Company), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Company as fairly presenting, in all material respects, the financial condition and results of operations, of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with related notes thereto and management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Company; provided that the foregoing financial statements are accompanied by a reconciliation that explains or otherwise shows in reasonable detail the differences between the information relating to the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand and are accompanied by consolidating financial statements that segregate out the Borrower; and

(b)        concurrently with the delivery of any financial statements pursuant to Sections 5.1(a)(i) and 5.1(a)(ii), a Compliance Certificate of a Responsible Officer of the Borrower that shall include, or have appended thereto, (x) a statement that such Responsible Officer of the Borrower has obtained no knowledge of any continuing Event of Default, or if any such Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto and (y) which shall include calculations with respect to the Consolidated Fixed Charge Coverage Ratio to the extent (i) a Covenant Trigger Event exists or (ii) Excess Availability is less than 15% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) for purposes of “reporting” the Consolidated Fixed Charge Coverage Ratio.

(c)         from and after the Closing Date, (i) unless clause (ii) below applies, not later than 5:00 p.m., New York City time on or before the twentieth (20th) day of each Fiscal Month (or, with respect to the first two Fiscal Months following the Closing Date, the thirtieth (30th) day of each such Fiscal Month) or more frequently as the Borrower may elect, so long as the frequency of delivery is maintained by the Borrower for the immediately following one hundred twenty (120) day period, and (ii) during any period in which a (A) Liquidity Condition is in effect and in respect of which the Administrative Agent has delivered notice thereof as contemplated by the definition thereof or (B) Event of Default has occurred, not later than 5:00 p.m., New York City time, on or before Wednesday of each week, in each case, a borrowing base certificate setting forth the Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit I and including adjustments to reflect the LILO Borrowing Base to the extent any LILO Loans are outstanding hereunder at the time the applicable certificate is delivered and signed by a Responsible Officer of the Borrower or the Company (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week or other applicable period preceding such delivery). Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(d)          promptly after the written request by any Lender, customary documentation and other information that such Lender reasonably requests in writing in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation; and

(e)         promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of the Borrower or the Company and its other Restricted Subsidiaries or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request (including a list of jurisdictions in which the Borrower is a licensed distributor of Tobacco Inventory).

In no event shall the requirements set forth in Section 5.1(e) require the Borrower to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information of the Borrower, the Company or any of their Subsidiaries, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or Contractual Obligation (not created in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.2          Inventory Services Agreement

Promptly deliver to the Administrative Agent copies of all notices delivered to it under the Inventory Services Agreement and, if a Default or Event of Default has occurred, to exercise its rights under the Inventory Services Agreement as directed by the Administrative Agent.

Section 5.3          Payment of Taxes

Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.4          Preservation of Existence, Etc.

(a)          Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b)        take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of this Section 5.4(b), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5          Insurance

(a)         Maintain with financially sound insurance companies (which may Affiliates of the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

(b)          The Borrower shall use commercially reasonable efforts to provide that each such policy of insurance held by (or for the benefit of) the Borrower (other than worker’s compensation, directors and officers liability or other insurance where such endorsements or additions are not customarily available) shall (i) name the Administrative Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee/mortgagee thereunder and provide for at least thirty days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy, in each case, to the extent acceptable to the insurer.

Section 5.6          Inspection Rights; Appraisals

(a)          Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, it being agreed that, while the provisions of this Section 5.6 are for the benefit of the Agents and the Lenders, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.6 in consultation with the Additional Collateral Agent; provided that the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrower’s expense; provided further that during the continuation of an Event of Default, the Administrative Agent (or any of its representatives or independent contractors), in consultation with the Additional Collateral Agent on behalf of the Lenders, may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, the Borrower will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Agents or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or any Contractual Obligation (not created in contemplation of avoiding such requirements) or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)       In addition to the foregoing, from time to time upon the request of the Administrative Agent (in consultation with the Additional Collateral Agent), permit the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents, on reasonable prior notice and during normal business hours, to conduct appraisals and field examinations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and the LILO Borrowing Base, and (ii) the assets subject to the Borrowing Base and the LILO Borrowing Base and related financial information. The Borrower shall pay the reasonable out-of- pocket fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals performed by personnel employed by the Administrative Agent in consultation with the Additional Collateral Agent; provided that:

(i)        the Administrative Agent may conduct no more than one field examination in any calendar year; provided further that the Administrative Agent, in its reasonable discretion, (A) if any Event of Default exists, may cause such additional field examinations to be made as the Administrative Agent, in consultation with the Additional Collateral Agent, reasonably determines (each, at the expense of the Borrower) and (B) at any time that Excess Availability is or has been less than the greater of (x) $16,875,000 and (y) 22.5% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) during any calendar year, the Administrative Agent may conduct up to two field examinations in such calendar year at the Borrower’s expense (provided that, the Administrative Agent may, in consultation with the Additional Collateral Agent, undertake at its sole expense, one additional field examination per calendar year absent and Event of Default); and

(ii)       the Administrative Agent may (including if requested by the Additional Collateral Agent) undertake no more than one appraisal of Inventory (including for each category) of the Borrower in any calendar year; provided further that the Administrative Agent, in its reasonable discretion, may (A) if any Event of Default exists, cause such additional appraisals to be taken as the Administrative Agent, in consultation with the Additional Collateral Agent, reasonably determines (each, at the expense of the Borrower) and (B) at any time that Excess Availability is or has been less than the greater of (a) 22.5% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) and (b) $16,875,000 at any time during any calendar year, cause such additional appraisals of Inventory (including for each category) as the Administrative Agent, in consultation with the Additional Collateral Agent, reasonably determine in such calendar year at the Borrower’s expense (provided that the Administrative Agent may, in consultation with the Additional Collateral Agent, undertake at its sole expense, one additional appraisal per calendar year absent an Event of Default).

Section 5.7          Notices

Promptly after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a)         of the occurrence of any Default or Event of Default hereunder or any default or Event of Default (each as defined in or pursuant to the Inventory Services Agreement);

(b)          of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect;

(c)         of the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower that could reasonably be expected to result in a Material Adverse Effect;

(d)          of the occurrence of a Covenant Trigger Event or a circumstance that, with or without the giving of notice, would commence a Dominion Period

(e)          of the occurrence of any other matter or development that has had or could reasonably be expected to have a Material Adverse Effect; and

(f)          if, at any time after the date set forth in clause (i)(y) of the definition of “Maturity Date”, the sum of amounts set forth in clauses (A)(x), (y) and (z) are reduced below the amount required to repay such Material Debt.

Each notice pursuant to this Section 5.7 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 5.7(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 5.8          Compliance with Environmental Laws

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent the Borrower is required by Governmental Authorities or otherwise pursuant to Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 5.9          Additional Collateral

At the Borrower’s expense, subject to the terms, conditions and provisions of the Collateral Requirement and any applicable limitation in any Security Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral Requirement continues to be satisfied.

Section 5.10        Use of Proceeds

Use the proceeds of the Revolving Credit Loans, the LILO Loans and the Letters of Credit issued hereunder for general corporate and working capital purposes including the purchase of Inventory and the making of Restricted Payments to the Company.

Section 5.11        Further Assurances; Post-Closing Obligations

(a)         Promptly upon reasonable request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents, to the extent required pursuant to the Collateral Requirement and subject in all respects to the limitations therein.

(b)         Execute and deliver the documents and complete the tasks set forth on Schedule 5.11, in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Administrative Agent).

(c)         Upon the request of the Administrative Agent (which the Administrative Agent shall not request unless either negotiable documents of title are issued for any Inventory in transit or an Event of Default exists), use commercially reasonable efforts to cause each of its customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Agents covering such matters and in such form as the Administrative Agent may reasonably require. In the event Inventory is in the possession or control of a customs broker that has not delivered an agreement as required by the preceding sentence, such Inventory shall not be considered Eligible In-Transit Inventory hereunder.

Section 5.12        Borrower’s Tax Status

The Borrower will remain a wholly-owned direct subsidiary of a US Person that is a corporation for US federal income tax purposes. No action will be taken that would cause the Borrower to be treated other than as a “disregarded entity” within the meaning of US Treasury Regulations § 301.7701-3 for US federal income tax purposes.

Section 5.13        Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.14        Books and Records

Maintain proper books of record and account, in which all entries shall be full, true and correct in all material respects and shall be in conformity with GAAP and which shall reflect all material financial transactions and matters involving the assets and business of the Borrower.

Maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Inventory and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Inventory (including records adequate to permit the daily identification of the Inventory).

Section 5.15        Separate Existence

The Borrower and the Administrative Agent and the Lenders hereby acknowledge that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement and the other Loan Documents in reliance upon the Borrower’s identity as a legal entity separate from the Operating Companies and their respective Affiliates. Therefore, from and after the date hereof, each of the Borrower and each of the Operating Companies shall take all steps necessary to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of Operating Companies and any other Person, and is not a division of the Operating Companies, their respective Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Borrower shall take such actions as shall be required in order that:

(a)          The Borrower will be a limited liability company whose primary activities are restricted in its LLC Agreement to: (i) purchasing or acquiring Inventory on the Closing Date from the Company and otherwise acquiring Inventory after the Closing Date from third-party suppliers, (ii) entering into and performing its obligations in accordance with any agreement providing for the sale of inventory in the ordinary course of business, (iii) borrowing money, or otherwise financing, or receiving capital contributions, consistent with the provisions of the Loan Documents, (iv) pledging or otherwise granting a security interest in Collateral to secure such borrowing or other obligations of the Borrower, (v) entering into the Inventory Services Agreement and any amendments thereto that are permitted by the terms hereof, (vi) issuing limited liability company interests as provided for in its limited liability company agreement and any other securities deemed appropriate by its board of managers, (vii) taking any and all other actions necessary to maintain its existence as a limited liability company in good standing under the laws of the State of Delaware and to qualify the Borrower to do business as a foreign entity in any other state in which such qualification is required, (viii) paying the organizational, start-up and transaction expenses of the Borrower, and (ix) engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the establishment of bank accounts);

(b)         The Borrower shall not engage in any business or activity except as is consistent with the Loan Documents and permitted under its limited liability company agreement and shall not incur any Indebtedness other than as permitted by the Loan Documents;

(c)         (i) Not less than one member of the Borrower’s board of managers (the “Independent Manager”) shall be a natural person who (A) shall not have been at the time of such Person’s appointment or at any time during the preceding five years and shall not be as long as such person is a director or manager of the Borrower (1) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Company or any of their respective Subsidiaries or Affiliates (other than another special purpose entity which is a Subsidiary or Affiliate of the Company), (2) a supplier to any of the Independent Parties, (3) the beneficial owner (at the time of such individual’s appointment as an Independent Manager or at any time thereafter while serving as an Independent Manager) of any of the outstanding membership or other equity interests of the Company or any of its respective Subsidiaries or Affiliates having general voting rights, (4) a Person Controlling or under common Control with any director, officer, employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties, or (5) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties, and (C) is otherwise reasonably acceptable to the Administrative Agent as evidenced in a writing signed by the Administrative Agent. Under this clause (c), the term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests, and (ii) the operating agreement of the Borrower shall provide that: (A) the Borrower’s board of managers or other governing body shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Manager shall approve the taking of such action in writing before the taking of such action, and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

(d)         The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Borrower, the Operating Companies or any of their respective Affiliates;

(e)         The Borrower shall maintain its Organization Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Loan Documents;

(f)        The Borrower shall conduct its affairs strictly in accordance with its Organization Documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of manager’s meetings appropriate to authorize all limited liability company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts; provided that the Borrower’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Borrower as set forth in clause (l);

(g)       Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower, and to the extent that Borrower shares the same officers or other employees the Operating Companies (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees;

(h)         The Borrower will contract with the Manager to perform for the Borrower all operations required on a daily basis to service the Inventory as set forth in the Inventory Services Agreement. To the extent, if any, that the Borrower (or any Affiliate thereof) shares items of expenses, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that the Operating Companies shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Loan Documents, including legal, agency and other fees;

(i)         The Borrower’s operating expenses will not be paid by the Operating Companies or any Affiliate thereof (other than certain organizational expenses paid by the Operating Companies and other than in the performance by the Operating Companies of servicing activities pursuant to the Loan Documents);

(j)          The Borrower will have its own separate stationery;

(k)        The Borrower’s books and records will be maintained separately from those of the Operating Companies and any other Affiliate thereof and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of Borrower; provided that the Borrower’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Borrower as set forth in clause (l);

(l)          All financial statements of the Operating Companies or any of their Affiliates that are consolidated to include the Borrower will disclose (in such financial statements or in the notes thereto) that the assets of the Borrower are not available to pay creditors of the Operating Companies or any of their Affiliates;

(m)        The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Operating Companies or their Affiliates;

(n)        The Borrower will strictly observe limited liability company formalities in its dealings with the Operating Companies or any of their Affiliates, and funds or other assets of the Borrower will not be commingled with those of the Operating Companies or any of their Affiliates except in the case of the Manager as permitted by this Agreement in connection with servicing the Inventory. The Borrower shall not maintain joint bank accounts or other depository accounts to which the Operating Companies or any of their Affiliates has independent access. The Borrower is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Operating Companies or their Affiliates;

(o)          The Borrower will maintain arm’s-length relationships with the Operating Companies (and any of their Affiliates);

(p)         To the extent that the Borrower and the Company (or any Subsidiary or Affiliate thereof) have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expense;

(q)          The Borrower will correct any known misunderstanding regarding its separate existence and identity; and

(r)          The Borrower will not guaranty or otherwise become liable with respect to indebtedness of the Company or any of its Subsidiaries nor permit guaranties or liability by the Company or any of its Subsidiaries of the indebtedness of the Borrower.

Section 5.16       Physical Inventories

Cause, at its own expense, not less than one physical count of Inventory to be undertaken in each 12-month period (or alternatively, periodic cycle counts) in conjunction with the preparation of its annual audited financial statements, conducted in a manner, at the times and following such methodology as is, in each case, consistent with historical practice in effect immediately prior to the Closing Date or as otherwise may be reasonably satisfactory to the Administrative Agent. Following the completion of such Inventory count, and in any event by the next date required for the delivery of a Borrowing Base Certificate hereunder, the Borrower shall deliver the results of such physical inventory to the Administrative Agent and shall post such results to the Borrower’s stock ledgers and general ledgers, as applicable.

5. 17      Lender Meetings

If requested in writing by the Administrative Agent, participate in an annual meeting of the Administrative Agent and the Lenders to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent, including by telephonic or video conference calls) at such time as may be agreed to by the Borrower and the Administrative Agent.

SECTION VI NEGATIVE COVENANTS

The Borrower agrees that until the Obligations have been paid in full, all Commitments have been terminated and all Letters of Credit have expired or been canceled (without any pending drawings):

Section 6.1          Financial Covenant

It shall be an Event of Default if, upon the occurrence and during the continuance of a Covenant Trigger Event, (a) as of the last day of the most recently ended Test Period prior to the occurrence of such Covenant Trigger Event and (b) as of the last day of each Test Period ended thereafter during the continuance of such Covenant Trigger Event, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is less than 1.00 to 1.00.

Section 6.2         Limitation on Indebtedness

The Borrower shall not, directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           Indebtedness pursuant to any Loan Document;

(b)          to the extent constituting Indebtedness, Hedging Agreements incurred in the ordinary course of business, Bank Product Obligations and other Indebtedness in respect of Bank Product Services in the ordinary course of business and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payment items drawn against insufficient funds; and

(c)           Indebtedness consisting of the financing of insurance premiums in the ordinary course of business or consistent with past practice.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

Section 6.3        Sales, Liens, etc.

Except as otherwise provided herein, the Borrower shall not sell, assign (by operation of law or otherwise) or otherwise Dispose of, or create or suffer to exist any Lien (other than a First Priority Priming Lien) upon (including, without limitation, the filing of any financing statement) or with respect to, any asset or property, or assign any right to receive income in respect thereof, except for:

(a)        Liens for Taxes, or other statutory obligations, not at the time due and payable or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained on the books of the Borrower in accordance with GAAP);

(b)         Liens created pursuant to the Loan Documents;

(c)         any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower in the ordinary course of business;

(d)         Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(e)         Liens on insurance policies and the proceeds thereof securing insurance premium financings permitted hereunder;

(f)          (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) customary Liens in favor of credit card or merchant processors as described in Section 2.21(c) and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and Cash and Cash Equivalents on deposit in accounts maintained by the Borrower (including any restriction on the use of such Cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business or consistent with past practice in favor of the banks or other financial or depositary institutions with which such accounts are maintained, securing amounts owing to such Person with respect to Bank Product Services (including operating account arrangements and those involving pooled accounts and netting arrangements, but excluding amounts owed in respect of Hedging Agreements); provided that, in the case of this clause (iii), (x) unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money and (y) Reserves may be established with respect to any such Liens to the extent such Liens constitute First Priority Priming Liens;

(g)         Liens deemed to exist in connection with Investments in repurchase agreements that are Cash and Cash Equivalents under Section 6.7;

(h)         Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower in the ordinary course of business or consistent with past practice;

(i)           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating leases, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Borrower;

(j)          Disposition, discount or compromise of accounts receivable in connection with the collection thereof in the ordinary course of business or consistent with past practice (and not for financing purposes); and

(k)           sales of Inventory in the ordinary course of business.

Section 6.4         Limitation on Fundamental Changes

The Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) any of its Inventory (whether now owned or hereafter acquired) to, any Person other than sales in the ordinary course of business permitted under Section 6.3.

The Borrower shall provide the Administrative Agent with at least 10 days’ prior written notice (or such shorter period as the Administrative Agent may agree in its discretion) before making any change in the Borrower’s legal name, chief executive office, location of organization or the making of any other change in the Borrower’s identity or corporate structure that could render any UCC financing statement filed in connection with this Agreement or any other Loan Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

Section 6.5         Certain Agreements

The Borrower will not amend, modify, waive, revoke or terminate any provision of (a) any Loan Document to which it is a party (other than as permitted by Section 9.2), (b) the Borrower’s Organization Documents (other than as permitted by the Required Lenders), or (c) the Inventory Services Agreement or the Leases in any manner that is adverse in any material respect to the interest of the Lenders (other than, in each case, as permitted by the Required Lenders).

The Borrower will not assign (nor permit the Company to assign) any of its rights or obligations under the Inventory Services Agreement without the written consent of the Required Lenders (and any attempted assignment without such consent shall be null and void).

Section 6.6         Limitation on Restricted Payments

The Borrower shall not declare or pay any Restricted Payment, except for the following (each a “Permitted Payment”):

(a)          the Borrower may make Restricted Payments (including through the issuance or honoring of any Letter of Credit) pursuant to Section 5.05 of the Inventory Services Agreement;

(b)          the Borrower may make Restricted Payments to a direct or indirect parent entity of the Company in amounts required for such Person to pay, without duplication:

(i)         franchise taxes and other fees, taxes and expenses to the extent required to maintain its corporate existence;

(ii)       so long as the Company is a member of a group filing a consolidated, combined or unitary income tax return for U.S. federal income tax purposes with such Person as the parent of such group, taxes imposed on or measured by income (however denominated) to the extent such taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received in cash from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that each of the Company, the relevant Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) would be required to pay for such fiscal year were each of the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) members of a consolidated, combined or unitary group with the Company as the parent;

(iii)     customary salary, bonus, severance, indemnification obligations and other benefits payable to officers, directors, consultants, independent contractors, and employees of such direct or indirect parent entity of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the services provided by the Company and its Restricted Subsidiaries; and

(iv)      general corporate overhead and operating expenses for such direct or indirect parent entity of the Company to the extent such expenses are attributable to the services provided by the Company and its Restricted Subsidiaries; and

(c)        the Borrower may make additional Restricted Payments, provided that: (i) no Default or Event of Default has occurred and is continuing and (ii) either (A)(1) Pro Forma Availability, after giving effect to such Permitted Payment, as of the date of such of such Permitted Payment and for each of the thirty (30) consecutive calendar days ending immediately prior to such Permitted Payment, is equal to or greater than the greater of (x) 17.5% of the Line Cap and (y) $13,125,000, and (2) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 1.00:1.00, or (B) Pro Forma Availability, after giving effect to such Permitted Payment, as of the date of such of such Permitted Payment and for each of the thirty (30) consecutive calendar days ending immediately prior to such Permitted Payment, is equal to or greater than the greater of (x) 20.0% of the Line Cap and (y) $15,000,000 and (iii) with respect to any Restricted Payment (or series of related Restricted Payments) made pursuant to this Section 6.6(c), that is in excess of $20,000,000, the Borrower shall have delivered a certificate signed by a Responsible Officer of the Borrower as to compliance with this Section 6.6(c), provided that, in any case, the making of any such Permitted Payment shall constitute a representation and warranty by the Borrower as of the date of such Permitted Payment, but no such additional certification shall be required if Excess Availability is greater than 25% of the Line Cap (without giving effect to any increase thereof during an Agent Advance Period) after giving effect to such Tested Restricted Payments.

Section 6.7         Limitation on Investments

The Borrower shall not make any Investment, except:

(a)          Investments in Cash and Cash Equivalents;

(b)          Intercompany receivables owing to the Borrower from the Company or any of the Company’s Restricted Subsidiaries under the Inventory Services Agreement;

(c)         extensions of trade credit or the holding of receivables in the ordinary course of business or consistent with past practice and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice, in each case, with parties that are not Affiliates of the Borrower;

(d)          deposits made in the ordinary course of business or consistent with past practice to secure the performance of leases; or

(e)          Investments consisting of Liens permitted under Section 6.3.

Section 6.8         Borrower Subsidiaries.

The Borrower shall not create or acquire any Subsidiaries.

Section 6.9         Limitation on Transactions with Affiliates

The Borrower shall not enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate except

(a)          as expressly contemplated by the Inventory Services Agreement or the Lease, this Agreement or the other Loan Documents (including in order to comply with Section 5.15 hereof),

(b)          any Restricted Payment or other payment contemplated by Section 6.6,

(c)          other transactions (including the lease of office or warehouse space or computer equipment or licensing of software by the Borrower to or from an Affiliate) (i) in the ordinary course of business, (ii) pursuant to the reasonable requirements of the Borrower’s business, or (iii) on terms (taken as a whole) substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or, if no such comparable transaction exists, on terms fair to the Borrower from a financial point of view; and

(d)          any compensation arrangement for officers of the Borrower if such arrangement has been approved by the board of directors of the Borrower.

Section 6.10      Payments for Cash; Change in Payment Instructions

(a)         The Borrower shall ensure that all sales of Inventory are not for terms greater than ninety (90) days and to the extent a Dominion Period exists, all sales must be for cash payment.

(b)          The Borrower shall not add to, replace or terminate any of the Designated Deposit Accounts (or any related lock-box or post office box) or make any change in its instructions to its customers regarding payments to be made to the TPB Designated Accounts (or the Designated Deposit Accounts (or, in each case, any related lock-box or post office box)), unless the Administrative Agent shall have received (x) prior written notice of such addition, termination or change and (y) a signed and acknowledged Cash Management Control Agreement (or amendment thereto) with respect to such new TPB Designated Accounts or Designated Deposit Accounts (or, in each case, any related lock-box or post office box).

Section 6.11       Change in Business

After the Closing Date, the Borrower shall purchase all of its Inventory directly from entities that are not affiliates of the Borrower. The Borrower will not make any change in the character of its business that could reasonably be expected to have a Material Adverse Effect.

SECTION VII EVENTS OF DEFAULT
Section 7.1         Events of Default

If any of the following events shall occur and be continuing:

(a)         (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or any L/C Obligation or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)         any representation or warranty made or deemed made by the (i) Borrower herein or in any other Loan Document or (ii) the Manager in the Inventory Services Agreement, or in each case, that is contained in any certificate, document or financial or other statement required to be furnished by the Borrower under this Agreement or any such other Loan Document or by the Manager pursuant to the Inventory Services Agreement, as applicable, shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect); or

(c)         the Borrower shall (i) fail to timely deliver a Borrowing Base Certificate pursuant to Section 5.1(c) and such failure shall continue unremedied for a period of five (5) Business Days (or three (3) Business Days if the Borrowing Base Certificate is required to be delivered weekly pursuant to Section 5.1(c)) or (ii) default in the observance or performance of any agreement contained in (A) Section 2.21(a), (B) Section 5.4(a), (C) Section 5.7(a), (D) Section 5.10 or (E) Section VI; or

(d)         (i) the Borrower shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), or (ii) the Manager or Borrower shall default in the observance or performance of any covenant or other agreement contained in the Inventory Services Agreement, and in each case, such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrower by the Administrative Agent; or

(e)         the Borrower, the Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder (provided that this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e))); provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt; provided further that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any termination of the Commitments or acceleration of the Loans or other exercise of remedies pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to any amount of Indebtedness that would in the aggregate constitute Material Debt; or

(f)          (i) the Borrower, the Company or its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, the Company or its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against or with respect to the Borrower, the Company or its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, the Company or its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, the Company or its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower, the Company or its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)          (i) an ERISA Event occurs which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(h)          one or more final judgments or decrees for the payment of money shall be entered against the Borrower, the Company or any of its Subsidiaries involving, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of at least (x) in the case of the Borrower, $2,500,000 and (y) in the case of the Company and its Subsidiaries, at least $40,000,000, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)          any Security Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or the Borrower (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of the Borrower) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that any such perfection or priority is not required pursuant to the Collateral Requirement or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to take other required actions required to be taken by the Agents pursuant to the Loan Documents; or

(j)           any Change of Control shall occur; or

(k)          the Inventory Services Agreement or the Leases (i) shall cease to be in full force or effect, or (ii) any Operating Company or Person acting for or on behalf of such Operating Company shall deny or disaffirm in writing such Operating Company’s obligations thereunder or (iii) shall be terminated;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, (i) the Revolving Credit Commitments (including the L/C Commitments) hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (ii) the Borrower shall be required to Cash Collateralize the L/C Obligations as provided in Section 2.25(a), and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Revolving Lenders, the Administrative Agent may, or upon the request of the Required Revolving Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Commitments (including the L/C Commitments) to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; (ii) with the consent of the Required LILO Lenders, the Administrative Agent may, or upon the request of the Required LILO Lenders, the Administrative Agent shall, by notice to the Borrower, declare the LILO Commitments to be terminated forthwith, whereupon the LILO Commitments shall immediately terminate; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, (w) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (x) require that the Borrower Cash Collateralize the L/C Obligations as provided in Section 2.25(a), (y) commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Security Documents and (z) enforce all of the Borrower’s rights under the Inventory Services Agreement, the Leases and the Loan Documents or at law or in equity.

SECTION VIII THE AGENTS

Section 8.1         Appointment

Each Lender hereby irrevocably designates and appoints Barclays Bank PLC as the administrative agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints Barclays Bank PLC as the collateral agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints First-Citizens Bank & Trust Company as the collateral management agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Additional Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Additional Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes (a) the Collateral Agent to enter into each Security Document on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof and (b) the Collateral Management Agents to perform the duties contemplated herein. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (a) provided to the Agents in this Section VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section VIII and the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to each L/C Issuer.

Section 8.2         Delegation of Duties

Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3         Exculpatory Provisions

No Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in- fact or affiliates shall be (i) liable to any other Credit Party or the Manager or any of its Affiliates for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non- appealable decision of a court of competent jurisdiction to have resulted from its or such Person or the Manager or any of its Affiliates’ own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party or the Manager or any of its Affiliates for any recitals, statements, representations or warranties made by the Borrower or any representative thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder or (iii) responsible for or have any duty to ascertain or inquire into the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral. No Agent shall be under any obligation to any other Credit Party or the Manager or any of its Affiliates to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

Section 8.4         Reliance by the Agents

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or electronically submitted communication, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, such greater percentage or number of Lenders or in the case of the Collateral Agent, as directed by the Administrative Agent where applicable) as it deems appropriate or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, such greater percentage or number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.5         Notice of Default

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, an L/C Issuer or the Borrower (or in the case of the Collateral Agent, the Administrative Agent) referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, such greater percentage or number of Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (including directing the Collateral Agent to take action or refrain from taking such action, where permitted under the Loan Documents).

Section 8.6         Non-Reliance on Agents and Other Lenders

Each Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates and such Lender has made its own decision to make its Loans hereunder and to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or Collateral Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of any Agent or any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

Section 8.7         Indemnification

The Lenders agree to indemnify the Agents and each of its respective officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting any obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 8.8         Agent in Its Individual Capacity

The Administrative Agent, Collateral Agent and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent hereunder. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent hereunder, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacity.

Section 8.9         Successor Administrative Agent

(a)       The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders, the L/C Issuers and the Borrower. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint a successor administrative agent for the Lenders, which successor administrative agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed and which approval shall not be required during the continuance of an Event of Default), whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor administrative agent has been appointed as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed, and which approval shall not be required during the continuation of an Event of Default), appoint a successor administrative agent as provided for above. Collateral Agent may resign as Collateral Agent upon thirty (30) days’ notice to the Administrative Agent, the Lenders, the L/C Issuers and the Borrower. If the Collateral Agent shall resign as Collateral Agent, then the Required Lenders shall appoint a successor collateral agent for the Lenders, which successor administrative agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed and which approval shall not be required during the continuance of an Event of Default), whereupon such successor collateral agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent’s resignation as Administrative Agent, the provisions of this Section VIII and of Section 9.5 shall continue to inure to its benefit.

(b)        If the Administrative Agent or a controlling Affiliate meets any part of the definition of Lender Default (in its capacity as a Lender or otherwise), it may be removed by the Borrower or the Required Lenders. The Borrower shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent (other than the provisions of this Section VIII and Section 9.5) shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor administrative agent has been appointed as Administrative Agent by the date that is 10 days following the Administrative Agent’s removal, the Administrative Agent’s removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Borrower, subject to written approval by the Required Lenders (which approval shall not be unreasonably withheld or delayed), appoints a successor administrative agent as provided for above. After any Administrative Agent’s replacement as Administrative Agent, the provisions of this Section VIII and of Section 9.5 shall continue to inure to its benefit.

Section 8.10       Erroneous Payment

(a)         Each Lender and each L/C Issuer (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or L/C Issuer (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section 8.10 shall be conclusive, absent manifest error.

(b)         Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)         Any Payment required to be returned by a Payment Recipient under this Section 8.10 shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)         The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower.

(e)         Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.11       Withholding Tax

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.16 and without limiting or expanding the obligation of the Borrower to do so) from and against all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, under this Agreement or any other Loan Document or from any other sources, against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 8.12       Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Manager or any of its Affiliates, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)         In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Manager or any of its Affiliates, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION IX MISCELLANEOUS

Section 9.1         Notices

(a)         Notices Generally. Except as otherwise expressly provided, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the applicable party hereto, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrower, to it at:

TPB Inventory Sub
5201 Interchange Way
Louisville, KY 40229
Attention: Robert Lavan, Chief Financial Officer
Email: rlavan@tpbi.com

with copies (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001-2163
Attention: Michael Bellucci
Email: MBellucci@milbank.com

(ii)        if to the Administrative Agent, to it at: Barclays Bank PLC

Bank Debt Management 400 Jefferson Park
Whippany, NJ 07981 Attention: Arup Ghosh Telephone: (201) 499-8490
Email: arup.ghosh@barclays.com

(iii)       if to the Administrative Agent with respect to a Borrowing Request or Interest Election Request, to it at:

Barclays Bank PLC Bank Debt Management 400 Jefferson Park
Whippany, NJ 07981 Attention: Nyra Benjamin Telephone: (201) 499-6313
Email: nyra.benjamin@barclays.com/12145455230@tls.ldsprod.com

(iv)       if to any Lender or any L/C Issuer, to it at its e-mail address, address (or facsimile number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided therein.

(b)      Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Section II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Section II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)        Change of Address, etc. The Borrower and the Administrative Agent may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender or L/C Issuer may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender and each L/C Issuer agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender and L/C Issuer.

(d)         Platform. The Borrower hereby acknowledges that the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower (collectively, the “Borrower Materials”) hereunder by posting such materials on IntraLinks or another similar electronic system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by an final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages). The Borrower acknowledges and agrees that the list of Disqualified Lenders shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(e)          Reliance by the Agents, L/C Issuers and Lenders. The Agents, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent, each L/C Issuer, each Lender and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower.

Section 9.2         Waivers; Amendments

(a)          No failure or delay by the Agents, any L/C Issuer or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any L/C Issuer or any Lender may have had notice or knowledge of such Default at the time.

(b)          None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agents with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(i)        solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders, other than in the case of clause (1) below, which shall require the consent of the Required Lenders as well as each Lender increasing its Revolving Credit Commitments and/or LILO Commitment, as applicable, if such increase is effectuated other than pursuant to the provisions under this Agreement specifically permitting increases of commitments without the further approval of Required Lenders), any such agreement may:

(1)        increase the (A) Revolving Credit Commitment of any Lender and (B) LILO Commitment of any Lender, it being understood, in each case, that (x) a waiver of any condition precedent set forth in Section 4.2, or (y) the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments or LILO Commitments, as applicable, shall not constitute an increase of any Revolving Credit Commitments or LILO Commitments of any Lender;

(2)        reduce or forgive the principal amount of any Loan or any L/C Borrowing or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except (x) in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), and (y) that any change in Historical Excess Availability, Historical Average Utilization or any other definition used in the calculation of such rate of interest or fees (or any component definition thereof) shall not constitute a reduction in any rate of interest or any fee for purposes of this clause (2));

(3)        postpone the scheduled date of payment of the principal amount of any Loan, any L/C Borrowing or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Credit Commitment or LILO Commitment; it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Revolving Credit Commitments or the LILO Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Revolving Credit Commitment or LILO Commitment of any Lender;

(4)        change Section 2.17(b) or (c) or Section 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in Section 6.4 of the Security Agreement; or

(5)        (x) contractually subordinate the Obligations hereunder to any other Indebtedness or other obligations or (y) contractually subordinate the Liens securing the Obligations to Liens securing any other Indebtedness or other obligations;

(ii)       solely with the written consent of the (A) Supermajority Required Revolving Lenders, any such agreement may increase advance rates or make other modifications to the Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of increasing availability thereunder (including changes in eligibility criteria) and (B) Supermajority Required LILO Lenders, any such agreement may increase advance rates or make other modifications to the LILO Borrowing Base (or any constituent definitions to the extent used therein) that have the effect of increasing availability thereunder (including changes in eligibility criteria), in each case, it being understood that increases or decreases in Reserves imposed by the either Collateral Management Agent in its Permitted Discretion shall not require the consent of any other Person.

(iii)       solely with the written consent of each Lender (other than a Defaulting Lender), any such agreement may:

(1)       change any of the provisions of this Section 9.2 or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required LILO Lenders”, “Supermajority Required Lenders”, “Supermajority Required LILO Lenders” or “Supermajority Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder;

(2)         except as otherwise expressly provided in Section 9.14 or in the Security Agreement, release all or substantially all of the Collateral; or

(3)         amend, modify or waiver clause (i) of Section 9.4(a) or except as otherwise expressly permitted hereby, otherwise effect the assignment of the Borrower’s Obligations under this Agreement;

(4)         change Section 2.4(a)(iv) in a manner that would permit the expiration date of any Letter of Credit to occur after the L/C Expiration Date;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of (x) any Agent or any retired or removed Agent in a manner adverse to the such Agent without the prior written consent of such Agent or such retired or removed Agent, as the case may be, or (y) the L/C Issuers in a manner adverse to the L/C Issuers without the prior written consent of each L/C Issuer.

(c)         Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent (and the Collateral Agent as applicable) and the Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders) and (ii) permit affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d)         Notwithstanding anything in this Agreement or any other Loan Document to the contrary, only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof.

(e)        Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Extension Amendments in accordance with Section 2.22 and joinder agreements with respect thereto in accordance with such sections, and such Extension Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the existence and the terms of the Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Revolving Credit Loans, and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Revolving Lenders and Supermajority Required Revolving Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f)       Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Agents at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.

(g)        Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (2) the LILO Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (3) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Section 9.3         Expenses; Indemnity; Damage Waiver

(a)         The Borrower shall pay (i) all reasonable and documented out- of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Agents in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, the reasonable fees and expenses of consultants and appraisal firms in connection with field examinations required hereunder and the Administrative Agent’s standard charges for examination activities and appraisal reviews, (ii) all reasonable out-of-pocket fees and expenses incurred by any L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, any Lender or any L/C Issuer, including the fees, charges and disbursements of legal counsel for the Agents, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of this Agreement and the other Loan Documents; provided that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all Persons described in clauses (i) and (ii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b)        The Borrower shall indemnify the Agents, each Lender, each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower (including any predecessor entities), or any Environmental Liability relating to the Borrower (including any predecessor entities) or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any of its respective Affiliates, their respective creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower and that is brought by an Indemnitee against any other Indemnitee (provided that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against the Administrative Agent or the Collateral Agent (in its capacity as such) by other Indemnitees, the Administrative Agent or the Collateral Agent (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed) or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c)         To the extent permitted by applicable law, none of the Borrower or the Administrative Agent, any Lender or any Related Party of the foregoing (each such Person being called a “Lender-Related Person”) shall assert, and each of the Borrower and each Lender-Related Person hereby waives, any claim against the Borrower or any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, the Borrower and each Lender- Related Person hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Lender-Related Persons by Persons other than Lender-Related Persons. No Lender-Related Person referred to in Section 9.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)         All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

(e)         Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrower to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Section 9.4         Successors and Assigns

(a)         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)         Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or LILO Commitment, as applicable and the Loans (including, for purposes of this paragraph (b)(i), participations in L/C Obligations) at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)       the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate or branch of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, to any other Eligible Assignee; provided further that (x) the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth (10th) Business Day following the date a written request for such consent is made and (y) the withholding of consent by the Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligations to determine or notify the Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender, and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender);

(B)        the Administrative Agent; and

(C)        each L/C Issuer;

provided that with respect to foregoing clause (B), no consent of the Administrative Agent shall be required with respect to an assignment to any Person that satisfies clause (i) of the definition of Eligible Assignee; provided further that any assignment made to a Disqualified Lender shall not be null and void but shall instead be subject to Section 9.4(e).

(ii)        Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment, LILO Commitment or Loans or assignments to a Lender or an Affiliate or branch of a Lender, the amount of the Revolving Credit Commitment, LILO Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless (x) such assignee is existing Lender or (y) each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)        each assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment); and

(D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Company and their Subsidiaries and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b) (iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.14, 2.15, 2.16 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)        The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the LILO Commitments and the Revolving Credit Commitment of, and principal amount of (and stated interest on) the Loans and L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and other amounts due under Section 2.4 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own Revolving Credit Commitments, LILO Commitments, Loans and L/C Obligations only), at any reasonable time and from time to time upon reasonable prior notice. No assignment will be effective unless and until the Assignment and Assumption is registered in such Register. This Section 9.4 is intended so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related US Treasury Regulations (or any other relevant or successor provisions of the Code or of such US Treasury Regulations).

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5(b), 2.17(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)      In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Loans and participations in Letters of Credit in accordance with its Applicable Lender Percentage; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)

(i)        Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than an Excluded Participant (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment or LILO Commitment, as applicable, and the Loans (including such Lender’s participations, if any, in L/C Obligations) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the L/C Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.2(b)(i) or (iii) that adversely affects the Participant; provided, however, that in no event shall an Excluded Participant be a Participant. The Borrower agrees that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 subject to the requirements and limitations of such Sections including the requirements under Section 2.16(e) (it being understood that the documentation required under Section 2.16(e) shall be delivered by the Participant solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided that such Participant shall be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments or LILO Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, LILO Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the US Treasury Regulations or Section 1.163-5(b) of the proposed US Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 with respect to any participation sold to such Participant than its participating Lender would have been entitled to receive with respect to such participation, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation.

(iii)       A Participant shall be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 9.4.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Notwithstanding anything to the contrary contained herein:

(i)         No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). Any assignment in violation of this Section 9.4(e)(i) shall not be void, but the other provisions of this Section 9.4(e) shall apply.

(ii)       If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, the Borrower may, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any (i) Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment or (ii) LILO Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such LILO Commitment, as applicable, and/or (B) require such Disqualified Lender to assign (and the signature of such Disqualified Lender shall not be required on any such assignment), without recourse (in accordance with and subject to the restrictions contained in this Section 9.4), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interest, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (it being understood and agreed that the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to any other Person if the Borrower would otherwise be entitled to consent to such assignment in accordance with Section 9.4).

(iii)      Disqualified Lenders (A) will not (x) have the right to request any information, reports or other materials or receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings or inspections attended by the Lenders and the Administrative Agent or request such meetings or inspections, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisers of the Administrative Agent or the Lenders and (B) (x) shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2); provided that (I) the Revolving Credit Commitment and LILO Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (II) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender, and (y) for purposes of voting on any bankruptcy plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such bankruptcy plan, (2) if such Disqualified Lender does vote on such bankruptcy plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such bankruptcy plan in accordance with Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)       The Borrower and the Lenders acknowledge and agree that in no event shall the Administrative Agent or any of its Affiliates or Related Parties be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(f)         Notwithstanding anything herein to the contrary, if at any time any Revolving Lender that is also acting as an L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to paragraph (b) of this Section 9.4, such Revolving Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of such Revolving Lender as an L/C Issuer. If any such Revolving Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in unreimbursed L/C Borrowings pursuant to Section 2.4(c)). Upon the appointment of a successor L/C Issuer, (A) such successor shall become an L/C Issuer hereunder and succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer with respect to Letters of Credit issued by it, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Revolving Lender to effectively assume the obligations of such Revolving Lender with respect to such Letters of Credit.

Section 9.5         Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit remains outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.3 and Section VIII shall survive and remain in full force and effect regardless of the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.6         Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Assignment and Assumption or in any other Loan Document or amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 9.7        Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.8        Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Bank Product Obligations), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or such L/C Issuer to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or the other Loan Documents held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or the other Loan Documents and although such obligations may be unmatured. The rights of each Lender and each L/C Issuer under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender or such L/C Issuer may have. Each Lender and each L/C Issuer shall notify the Administrative Agent and the Borrower promptly after any such setoff. Notwithstanding anything to the contrary in the foregoing, no Lender shall exercise any right of set off in respect of any Controlled Account other than the Administrative Agent acting in its capacity as such.

Section 9.9         Governing Law; Jurisdiction; Consent to Service of Process

(a)        This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c)          Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10       WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11       Headings

Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12       Confidentiality

Each of the Agents, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided that such Agent, such Lender or such L/C Issuer, as applicable, shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so), (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided that such Agent, such Lender or such L/C Issuer, as applicable, shall notify the Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) to potential assignees, transferees or participants in connection with the contemplated assignment, transfer or participation of any Loans or Commitments or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (g) to the extent that such information is independently developed by it, (h) with the prior written consent of the Borrower, (i) to the extent such Information (A) becomes available, other than as a result of a breach of this Section 9.12 to any Agent, any Lender or any L/C Issuer on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or (B) becomes publicly available, other than by reason of improper disclosure by any Agent, any Lender or any L/C Issuer or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to the Borrower or any of its Affiliates, (j) on a confidential basis to any rating agency in connection with rating the Borrower or the Revolving Credit Facilities, or to market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Loan Documents, (k) to the extent necessary or customary for inclusion in league table measurement and (l) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or any of its businesses, other than any such information that is available, other than as a result of a breach of this Section 9.12, to any Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, which shall in no event be less than commercially reasonable care.

Section 9.13       PATRIOT Act

Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agents, as applicable, to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.14       Release of Liens; Secured Parties

(a)         In the event that the Borrower conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of the assets of the Borrower to a Person that is not (and is not required hereunder to become) the Borrower in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such assets shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such assets. In the event that any Collateral has become an Excluded Asset, then, at the request of the Borrower, the Administrative Agent agrees to (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) promptly take such action and execute such documents as may be reasonably requested by the Borrower, and at the Borrower’s expense, to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets.

(b)         Upon the payment in full of the Obligations and the termination or expiration of the Total Credit Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent and Collateral Agent shall (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) promptly take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents.

(c)         Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents with respect to the Collateral and any guarantee may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as collateral agent for or Administrative Agent, as administrative agent and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and the Administrative Agent may apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. In furtherance of the foregoing, no agreements the obligations under which constitute Bank Product Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of the Borrower under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such agreement in respect of Bank Product Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and the Collateral Agent to serve as collateral agent, as applicable, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Section 9.15       Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to any Agent, any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 9.16       No Fiduciary Duty

The Agents, each Lender, each L/C Issuer and their respective Affiliates (collectively, the “Lender Parties”) may have economic interests that conflict with those of the Borrower and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and the Borrower, its equity holders or their respective affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of the Borrower, its equity holders or their respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise the Borrower, its equity holders or their respective affiliates on other matters) or have any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of the Borrower, its management, its equity holders, its creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the Transactions and any other transaction contemplated hereby and the process leading thereto. The Borrower agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Borrower, in connection with the Transaction, such transactions contemplated hereby or the process leading thereto.

Section 9.17       Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent, any Lender or any L/C Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent, a Lender or an L/C Issuer exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.18       Acknowledgement and Consent to Bail-In of Affected Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.19      Acknowledgement Regarding Any Supported QFCs

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)    As used in this Section 9.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)        a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)       a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)      a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TPB SPECIALTY FINANCE LLC, as the Borrower

By:	/s/ Britanni Cushman
Name: Britanni Cushman
Title: Senior Vice President, General Counsel and Secretary

Signature Page to
ABL Credit Agreement

BARCLAYS BANK PLC, as Administrative Agent,
Collateral Agent, an LI ssuer and a Lender

By:	/s/ Christopher M. Aitkin
Name:	Christopher M. Aitkin
Title:	Vice President

Signature Page to
ABL Credit Agreement

FIRST-CITIZENS BANK & TRUST COMPANY, as
Additional Collateral Agent, an UC Issuer and a Lender

By:	/s/ Robert L. Klein
Name:	Robert L. Klein
Title:	Managing Director

Signature Page to
ABL Credit Agreement